Exhibit 10.1

LEASE

200 S. WACKER PROPERTY OWNER, L.L.C.,

a Delaware limited liability company,

Landlord

and

DURATA THERAPEUTICS, INC.,

a Delaware corporation,

Tenant

for

200 SOUTH WACKER DRIVE

CHICAGO, ILLINOIS

August 3, 2012

ARTICLE 29 EXTENSION OPTION	54

ARTICLE 30 RIGHT OF FIRST OFFER	56

ARTICLE 31 ACCESS	58

ARTICLE 32 SIGNAGE	59

Schedule of Exhibits

Exhibit A	Floor Plan
Exhibit B	Definitions
Exhibit C	Work Letter
Exhibit D	Cleaning Specifications
Exhibit E	Rules and Regulations
Exhibit F	Form of Letter of Credit

LEASE

THIS LEASE is made as of the 3rd day of August, 2012 (“Effective Date”), between 200 S. WACKER PROPERTY OWNER, L.L,C., a Delaware limited liability company (“Landlord”), and DURATA THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

Landlord and Tenant hereby agree as follows:

ARTICLE 1

BASIC LEASE PROVISIONS

PREMISES	A portion of the 25th floor of the Building, as more particularly shown on Exhibit A.

BUILDING	The building, fixtures, equipment and other improvements and appurtenances now located or hereafter erected, located or placed upon the land known as 200 South Wacker Drive, Chicago, Illinois.

REAL PROPERTY	The Building, together with the plot of land upon which it stands.

COMMENCEMENT DATE	The date of execution and delivery of this Lease by both Landlord and Tenant.

RENT COMMENCEMENT DATE	The date which is later to occur of (a) the date upon which Landlord delivers possession of the Premises to Tenant with Landlord’s Work Substantially Completed in accordance with the terms of this Lease, and (b) November 1, 2012.

EXPIRATION DATE	The last day of the sixty-fifth (65th) full calendar month of the Term.

TERM	The period commencing on the Rent Commencement Date and ending on the Expiration Date.

PERMITTED USES	Executive and/or general offices.

BASE TAXES	-0-

BASE OPERATING EXPENSES	-0-

TENANT’S PROPORTIONATE SHARE	1,37%

AGREED AREA OF BUILDING OFFICE SPACE	754,751 square feet of rentable area as measured in a manner consistent with modified BOMA standard ANSI Z65.1-1996, as mutually agreed by Landlord and Tenant.

AGREED AREA OF PREMISES	10,329 square feet of rentable area as measured in a manner consistent with modified BOMA standard ANSI Z65.1-1996, as mutually agreed by Landlord and Tenant.

FIXED RENT	Period	Per RSF	Per Annum	Per Month
	First Lease Year	$21.50	$222,073.50	$18,506.13
	Second Lease Year	$22.15	$228,787.35	$19,065.61
	Third Lease Year	$22.81	$235,604.49	$19,633.71
	Fourth Lease Year	$23.49	$242,628.21	$20,219.02
	Fifth Lease Year	$24.20	$249,961.80	$20,830.15
	Sixth Lease Year*	$24.92	$257,398.68	$21,449.89

* The Sixth Lease Year is a period of five (5) calendar months, ending on the Expiration Date.

Notwithstanding the foregoing, as long as no Event of Default then exists, installments of Fixed Rent, Tenant’s Operating Payment and Tenant’s Tax Payment due with respect to the Premises initially demised by this Lease shall be abated for the first five (5) full calendar months following the Rent Commencement Date (the period of time during which Rent is so abated shall be referred to as “Rent Abatement Period” and the Rent so abated shall be referred to as the “Abated Rent”). If this Lease or Tenant’s right to possession of the Premises is terminated due to the occurrence of an Event of Default, then all Abated Rent unamortized as of the date of the occurrence of such Event of Default (with the Abated Rent being deemed to be amortized in equal monthly payments over the initial Term with an imputed interest rate of ten percent (10%) per annum) shall immediately become due and payable.

ADDITIONAL RENT	All sums other than Fixed Rent payable by Tenant to Landlord under this Lease, including Tenant’s Tax Payment, Tenant’s Operating Payment, late charges, overtime or excess service charges, damages, and interest and other costs related to Tenant’s failure to perform any of its obligations under this Lease.

RENT	Fixed Rent and Additional Rent, collectively.

INTEREST RATE	The lesser of (i) 4% per annum above the then-current Base Rate, and (ii) the maximum rate permitted by applicable law.

LETTER OF CREDIT	$500,000.00

TENANT’S ADDRESS FOR NOTICES	Until Tenant commences business operations from the Premises: Durata Therapeutics, Inc. 89 Headquarters Plaza North, 14th Floor Morristown, New Jersey 07960 Attn: COO

Thereafter: Durata Therapeutics, Inc, 200 South Wacker Drive, Suite 2550 Chicago, Illinois 60606 Attn: COO

LANDLORD’S ADDRESS FOR NOTICES	200 S. Wacker Property Owner, L.L.C. c/o Pearlmark Real Estate Partners, L.L.C. 200 West Madison Street Suite 3200 Chicago, Illinois 60606 Attn: Tim McChesney

Copies to:

200 S. Wacker Property Owner, L.L.C. c/o Behringer Harvard 200 South Wacker Drive Suite 2900 Chicago, Illinois 60606 Attn: General Manager

LANDLORD’S ADDRESS FOR PAYMENT OF RENT	200 S. Wacker Property Owner, L.L.C. P.O. Box 713513 Cincinnati, OH 45271-3513

TENANT’S BROKER	Op2mize LLC

LANDLORD’S AGENT	J. F. McKinney & Associates, Ltd. or any other person designated at any time and from time to time by Landlord as Landlord’s Agent and their successors and assigns.

All capitalized terms used in this Lease without definition are defined in Exhibit B.

ARTICLE 2

PREMISES, TERM, RENT

2.1. Lease of Premises. Subject to the terms of this Lease, Landlord leases to Tenant and Tenant leases from Landlord the Premises for the Term. In addition, Landlord grants to Tenant the right to use, on a non-exclusive basis and in common with other tenants, the Common Areas.

2.2. Commencement Date.

(a)	Upon the Effective Date, the terms and provisions hereof shall be fully binding on Landlord and Tenant. The Term of this Lease shall commence on the Commencement Date and, unless sooner terminated or extended as hereinafter provided, shall end on the Expiration Date. If Landlord does not tender possession of the Premises to Tenant on or before any specified date, for any reason whatsoever, Landlord shall not be liable for any damage thereby and this Lease shall not be void or voidable thereby. No failure to tender possession of the Premises to Tenant on or before any specified date shall affect any other obligations of Tenant hereunder. Once the Rent Commencement Date is determined, Landlord and Tenant shall execute an agreement stating the Rent Commencement Date and Expiration Date, but the failure to do so will not affect the determination of such dates. For purposes of determining whether Tenant has accepted possession of the Premises, Tenant shall be deemed to have done so when Tenant first moves Tenant’s Property and/or any of its personnel into the Premises and/or commences construction, except to the extent that Tenant is authorized in this Lease or by Landlord’s agreement to do any of the foregoing without being deemed to have accepted possession of the Premises. Notwithstanding anything to the contrary contained herein, if Landlord fails to deliver possession of the Premises to Tenant with Landlord’s Work Substantially Complete by November 21, 2012, and provided such failure is not caused by either (i) Unavoidable Delay, (ii) the delay of governmental authorities in issuing permits and/or approvals in connection with Landlord’s Work, (iii) any delay caused by the change in identity of any subcontractors performing or designated as performing any portion of Landlord’s Work, or (iv) Tenant Delay (as defined in the Work Letter), then, for each day commencing on November 21, 2012 until the date Landlord delivers possession of the Premises to Tenant with Landlord’s Work Substantially Complete, Tenant shall be entitled to one (1) additional day of abatement of Fixed Rent, Tenant’s Operating Payment and Tenant’s Tax Payment accruing hereunder commencing on the first day following the Rent Abatement Period.

(b)

Provided that Tenant has delivered to Landlord the Advance Rent, the Letter of Credit and evidence of the insurance required of Tenant under this Lease, Landlord shall deliver possession to Tenant, within two (2) Business Days after the date this Lease is fully executed and delivered, of space consisting of eighteen (18) offices to be designated by Landlord for use by Tenant’s employees on the eleventh (11th) floor of the Building (the “Temporary Space”) for the sole purpose of Tenant’s using the Temporary Space for the uses permitted by the terms of this Lease. Tenant’s occupancy of the Temporary Space shall be subject to all of the terms and conditions of this Lease, except that Tenant shall not be obligated to pay Fixed Rent, Tenant’s Tax Payment, or Tenant’s Operating Payment with respect to the Temporary Space. Tenant shall be obligated to pay for electricity used in the Temporary Space and for janitorial services provided to the Temporary Space (at the rate of $2,748.00 per month), and any special services (e.g., after hours HVAC) requested by Tenant. The Temporary Space shall be leased by Tenant in its “as is” condition and Tenant shall not make any alterations or improvements thereto, other than telephone and data cabling. The term of the lease of the Temporary Space shall commence on delivery of possession thereof to Tenant and shall expire on the fifth (5th) Business Day following the Rent Commencement Date (the “Temporary Space Termination Date”). Notwithstanding the foregoing, if due to Tenant Delay, the Rent Commencement Date occurs before Landlord delivers possession of the Premises to Tenant with Landlord’s Work Substantially Complete, Tenant shall be permitted to retain possession of the Temporary Space until the earlier to occur of (i) the fifth (5th) Business Day after the date Landlord delivers possession of the Premises to Tenant with Landlord’s Work Substantially Complete, and (ii) the sixtieth (60th) day following the Rent Commencement Date. Tenant acknowledges that the Temporary Space will not be separately demised from the remainder of the space on the floor of the Building on which the Temporary Space is located. Tenant shall be responsible to secure its personal property in the Temporary Space. Tenant shall not, and Tenant shall insure that Tenant’s employees, contractors and invitees do not, interfere with the business operations of other occupants of the floor of the Building on which the Temporary Space is located. Tenant shall surrender possession of the Temporary Space to Landlord in accordance with the terms of Section 18.1 of this Lease on or before the Temporary Space Termination Date. If Tenant fails to surrender possession of the Temporary Space in the condition required under Section 18.1 by the Temporary Space Termination Date, Landlord shall be entitled to treat the same as a holdover pursuant to Section 18.2 of this Lease and the rent payable by Tenant with respect to the Temporary Space shall be one hundred fifty percent (150%) of the monthly installments of Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment due with respect to the Premises (and ignoring any abatement of such installments) for the first month following the Rent Commencement Date during such holding over and Landlord shall be entitled to all of its rights or remedies in connection with such holding over in possession of the Temporary Space. Tenant shall permit Landlord to exhibit the Temporary Space to prospective tenants during normal business hours on prior oral notice to Tenant.

(c)

Landlord shall deliver possession of the Premises to Tenant upon the Substantial Completion of Landlord’s Work. Tenant’s occupancy of the Premises prior to the Rent Commencement Date shall be subject to all of the terms and conditions of the Lease, except that Tenant shall not be obligated to pay Fixed Rent, Tenant’s Tax Payment, or Tenant’s Operating Payment until the Rent Commencement

Date. Tenant shall be obligated to pay for electricity used in the Premises prior to the Rent Commencement Date and janitorial services provided to the Premises prior to the Rent Commencement Date (at the fixed rate of $2,852.25 per month during the period prior to the Rent Commencement Date) and for any special services (e.g., after hours HVAC) requested by Tenant prior to the Rent Commencement Date.

2.3. Payment of Rent. Tenant shall pay to Landlord at the address therefor set forth in Article 1 or at such other address as Landlord may, from time to time, notify Tenant in writing, without notice or demand, and without any set-off, counterclaim, abatement or deduction whatsoever, except as may be expressly set forth in this Lease, in lawful money of the United States, (i) Fixed Rent in equal monthly installments, in advance, on the first day of each month during the Term, commencing on the Rent Commencement Date, and (ii) Additional Rent, at the times and in the manner set forth in this Lease. As used herein, “Lease Year” shall mean each consecutive twelve (12) month period beginning with the Rent Commencement Date, except that if the Rent Commencement Date is other than the first (1st) day of a calendar month, then the first (1st) Lease Year shall be the period from the Rent Commencement Date through the date twelve (12) months after the last day of the calendar month in which the Rent Commencement Date occurs, and each subsequent Lease Year shall be the period of twelve (12) months following the last day of the prior Lease Year.

2.4. Advance Rent. Tenant shall pay one month’s Fixed Rent, Tenant’s Operating Payment and Tenant’s Tax Payment in the aggregate amount of $28,757.66 upon the execution of this Lease (“Advance Rent”). If the Rent Commencement Date is on the first day of a month, the Advance Rent shall be credited towards the sixth (6th) month’s installment of Fixed Rent, Tenant’s Operating Payment and Tenant’s Tax Payment. If the Rent Commencement Date is not the first day of a month, then on the Rent Commencement Date Tenant shall pay the installments of Fixed Rent, Tenant’s Operating Payment and Tenant’s Tax Payment for the period from the Rent Commencement Date through the last day of such month, and the Advance Rent shall be credited towards Fixed Rent for the next succeeding calendar month.

ARTICLE 3

USE AND OCCUPANCY

Tenant shall use and occupy the Premises for the Permitted Uses and for no other purpose. Tenant shall not use or occupy or permit the use or occupancy of any part of the Premises in a manner constituting a Prohibited Use. If Tenant uses the Premises for a purpose constituting a Prohibited Use, violating any Requirement, or causing the Building to be in violation of any Requirement, then Tenant shall promptly discontinue such use upon notice of such violation. Tenant, at its expense, shall procure and at all times maintain and comply with the terms and conditions of all licenses and permits required for the lawful conduct of the Permitted Uses in the Premises.

ARTICLE 4

CONDITION OF THE PREMISES

Tenant has inspected the Premises and agrees: (a) to accept possession of the Premises in the condition existing on the Commencement Date “as is”, and (b) except for Landlord’s Contribution and except for Landlord’s Work and the Stairwell Work described in Exhibit C attached hereto, Landlord has no obligation to perform any work, supply any materials, incur any expense or make any alterations or improvements to prepare the Premises for Tenant’s occupancy. Tenant’s occupancy of any part of the Premises shall be conclusive evidence, as against Tenant, that Landlord has Substantially Completed any work to be performed by Landlord under this Lease (subject to Punch-List Items), Tenant has accepted possession of the Premises in its then current condition and at the time such possession was taken, the Premises and the Building were in a good and satisfactory condition as required by this Lease. Notwithstanding the foregoing, Landlord shall make commercially reasonable efforts to obtain a customary one (1) year warranty on Landlord’s Work from the general contractor performing Landlord’s Work. Landlord shall enforce such warranty in a commercially reasonable manner on Tenant’s behalf. Landlord represents and warrants to Tenant that the Premises and Building Systems to the extent the same serve the Premises, are in good working order and condition upon delivery of possession of the Premises to Tenant and are, to Landlord’s actual knowledge, in compliance with applicable Requirements to the extent non-compliance would materially adversely affect Tenant’s ability to operate its business in the Premises. Nothing in this Article 4 shall be deemed to limit Landlord’s repair and maintenance obligations set forth in Section 6.1 below.

ARTICLE 5

ALTERATIONS

5.1. Tenant’s Alterations.

(a)	Tenant shall not make any alterations, additions or other physical changes in or about the Premises (collectively, “Alterations”), other than decorative Alterations such as painting, wall coverings and floor coverings (collectively, “Decorative Alterations”), without Landlord’s prior consent, which consent shall not be unreasonably withheld, conditioned, or delayed if such Alterations (i) are non-structural and do not adversely affect any Building Systems, (ii) affect only the Premises and are not visible from outside of the Premises, (iii) do not affect the certificate of occupancy issued for the Building or the Premises, and (iv) do not violate any Requirement.

(b)

Plans and Specifications. Prior to making any Alterations, Tenant, at its expense, shall (i) submit to Landlord for its approval, detailed plans and specifications (“Plans”) of each proposed Alteration (other than Decorative Alterations), and with respect to any Alteration affecting any Building System, evidence that the Alteration has been designed by, or reviewed and approved by, Landlord’s designated engineer for the affected Building System (provided

Landlord shall ensure that its designated engineer’s fees are competitive), (ii) obtain all permits, approvals and certificates required by any Governmental Authorities, (iii) furnish to Landlord duplicate original policies or certificates of worker’s compensation (covering all persons to be employed by Tenant, and Tenant’s contractors and subcontractors in connection with such Alteration) and commercial general liability (including property damage coverage) insurance and Builder’s Risk coverage (as described in Article 11) all in such form, with such companies, for such periods and in such amounts as Landlord may reasonably require, naming Landlord, Landlord’s Agent, any Lessor and any Mortgagee as additional insureds, and (iv) furnish to Landlord reasonably satisfactory evidence of Tenant’s ability to complete and to fully pay for such Alterations (other than Decorative Alterations). Tenant shall give Landlord not less than 5 Business Days’ written notice prior to performing any Decorative Alteration, which notice shall contain a description of such Decorative Alteration.

(c)	Governmental Approvals. Tenant, at its expense, shall, as and when required, promptly obtain certificates of partial and final approval of such Alterations required by any Governmental Authority (including, without limitation, a certificate of occupancy from the City of Chicago, if required in connection with such Alterations and/or Tenant’s use and occupancy of the Premises) and shall furnish Landlord with copies thereof, together with “as-built” Plans for such Alterations prepared on an AutoCAD Computer Assisted Drafting and Design System (or such other system or medium as Landlord may accept), using naming conventions issued by the American Institute of Architects in June, 1990 (or such other naming conventions as Landlord may accept) and magnetic computer media of such record drawings and specifications translated in DFX format or another format acceptable to Landlord.

5.2. Manner and Quality of Alterations. All Alterations shall be performed (a) in a good and workmanlike manner and free from defects, (b) other than Decorative Alterations substantially in accordance with the Plans, and by contractors reasonably approved by Landlord, and (c) in compliance with all Requirements, the terms of this Lease and all construction procedures and regulations then reasonably prescribed by Landlord. All materials and equipment shall be of first quality and at least equal to the applicable standards for the Building then established by Landlord, and no such materials or equipment (other than Tenant’s Property) shall be subject to any lien or other encumbrance.

5.3. Removal of Tenant’s Property. Tenant’s Property shall remain the property of Tenant and Tenant may remove the same at any time on or before the Expiration Date. On or prior to the Expiration Date, Tenant shall, unless otherwise directed by Landlord, at Tenant’s expense, remove any Specialty Alteration and close up any slab penetrations in the Premises. Tenant shall repair and restore, in a good and workmanlike manner, any damage to the Premises or the Building caused by Tenant’s removal of any Alterations or Tenant’s Property or by the closing of any slab penetrations, and upon default thereof, Tenant shall reimburse Landlord for Landlord’s reasonable cost of repairing and restoring such damage. Any Specialty Alterations or Tenant’s Property not so removed shall be deemed abandoned and Landlord may remove and dispose of same, and repair and restore any damage caused thereby, at Tenant’s cost and without accountability to Tenant. All other Alterations shall become Landlord’s property upon termination of this Lease. Notwithstanding anything to the contrary contained herein, if at the time Tenant requests Landlord’s approval of any Alterations to the Premises, Tenant requests in writing that Landlord specify whether Tenant shall be required to remove any component of such Alterations which would constitute Specialty Alterations hereunder, Landlord shall so specify concurrently with Landlord’s approval of such Alterations and if Landlord fails to so specify, Tenant shall have no obligation to remove such Alterations. Landlord acknowledges and agrees that none of the Initial Installations are Specialty Alterations and that Tenant shall not be required to remove any of the Initial Installations, other than any telecommunications or computer wiring or cabling installed by or on behalf of Tenants.

5.4. Mechanic’s Liens. Tenant, at its expense, shall discharge or insure over as provided below any lien or charge recorded or filed against the Real Property in connection with any work done or claimed to have been done by or on behalf of, or materials furnished or claimed to have been furnished to, Tenant (other than in connection with Landlord’s Work or other work done by Landlord on Tenant’s behalf), within 10 Business Days after Tenant’s receipt of notice thereof by payment, or by title insurance in form, amount and issued by a surety or title insurance company reasonably satisfactory to Landlord indemnifying Landlord against all costs and liabilities resulting from such lien, or otherwise in accordance with law. If Tenant delivers such title insurance to Landlord with respect to any such lien, Tenant shall thereafter have the right to diligently contest such lien; provided that Tenant shall, in any event, have any such lien released of record prior to final enforcement thereof.

5.5. Labor Relations. Tenant shall not employ, or permit the employment of, any contractor, mechanic or laborer, or permit any materials to be delivered to or used in the Building, if, in Landlord’s reasonable judgment, such employment, delivery or use will interfere or cause any conflict with other contractors, mechanics or laborers engaged in the construction, maintenance or operation of the Building by Landlord, Tenant or others. If such interference or conflict occurs, upon Landlord’s request, Tenant shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Building immediately.

5.6. Tenant’s Costs. Tenant shall pay to Landlord, within thirty (30) days after demand, all reasonable out-of-pocket costs actually incurred by Landlord in connection with Tenant’s Alterations, including costs incurred in connection with (a) Landlord’s review of the Alterations (including review of requests for approval thereof) and (b) the provision of Building personnel during the performance of any Alteration, to operate elevators or otherwise to facilitate Tenant’s Alterations. In addition, if Tenant’s Alterations cost more than $50,000 (excluding Decorative Alterations and the Initial Installations), Tenant shall pay to Landlord, within thirty (30) days after demand, an administrative fee in an amount equal to (a) 5% of the total cost of such Alterations, if Landlord supervises such Alterations, and (b) 1.5% of the total cost of such Alterations, if Landlord does not supervise such Alterations.

5.7. Tenant’s Equipment. Tenant shall provide notice to Landlord prior to moving any heavy machinery, heavy equipment, freight, bulky matter or fixtures (collectively, “Equipment”) into or out of the Building and shall pay to Landlord any costs actually incurred by Landlord in connection therewith. If such Equipment requires special handling, Tenant agrees (a) to employ only persons holding all necessary licenses to perform such work, (b) all work performed in connection therewith shall comply with all applicable Requirements and (c) such work shall be done only during hours reasonably designated by Landlord.

5.8. Legal Compliance. The approval of Plans, or consent by Landlord to the making of any Alterations, does not constitute Landlord’s representation that such Plans or Alterations comply with any Requirements. Landlord shall not be liable to Tenant or any other party in connection with Landlord’s approval of any Plans, or Landlord’s consent to Tenant’s performing any Alterations. If any Alterations proposed to be made by or on behalf of Tenant require Landlord to make any alterations or improvements to any part of the Building in order to comply with any Requirements, Landlord shall notify Tenant in connection with Landlord’s approval of such Alterations and if Tenant elects to proceed with the Alterations, Tenant shall pay all costs and expenses incurred by Landlord in connection with such alterations or improvements.

5.9. Floor Load. Tenant shall not place a load upon any floor of the Premises that exceeds 50 pounds per square foot “live load”. Landlord reserves the right to reasonably designate the position of all Equipment which Tenant wishes to place within the Premises, and to place limitations on the weight thereof.

ARTICLE 6

REPAIRS

6.1. Landlord’s Repair and Maintenance. Landlord shall operate, maintain and, except as provided in Section 6.2 hereof, make all necessary repairs (both structural and nonstructural) to (i) the Building Systems, and (ii) the Common Areas, in conformance with standards applicable to Comparable Buildings. Landlord shall further make all necessary structural repairs to the Premises, except that Tenant shall be responsible for the costs thereof to the extent they are necessitated by Tenant’s particular use of the Premises (as opposed to general office use) or by or in connection with Alterations made by Tenant.

6.2. Tenant’s Repair and Maintenance. Tenant shall promptly, at its expense and in compliance with Article 5, make all nonstructural repairs to the Premises and the fixtures, equipment and appurtenances therein (including all electrical, plumbing, heating, ventilation and air conditioning, sprinklers and life safety systems in the Premises from the point of connection to the Building Systems) (collectively “Tenant Fixtures”) as and when needed to preserve the Premises in good working order and condition, except for reasonable wear and tear and damage for which Tenant is not responsible. All damage to the Building or to any portion thereof, or to any Tenant Fixtures requiring structural or nonstructural repair caused by or resulting from any act, omission, neglect or improper conduct of a Tenant Party or the moving of Tenant’s Property or Equipment into, within or out of the Premises by a Tenant Party, shall be repaired at Tenant’s expense by (i) Tenant, if the required repairs are nonstructural in nature and do not affect any Building System, or (ii) Landlord, if the required repairs are structural in nature, involve replacement of exterior window glass or affect any Building System. All Tenant repairs shall be of good quality utilizing new construction materials.

6.3. Restorative Work. Landlord reserves the right to make all changes, alterations, additions, improvements, repairs or replacements to the Building and Building Systems,

including changing the arrangement or location of entrances or passageways, doors and doorways, corridors, elevators, stairs, toilets or other Common Areas (collectively, “Restorative Work”), as Landlord deems necessary or desirable, and to take all material into the Premises required for the performance of such Restorative Work provided that (a) the level of any Building service shall not decrease in any material respect from the level required of Landlord in this Lease as a result thereof (other than temporary changes in the level of such services during the performance of any such Restorative Work) and (b) Tenant is not deprived of reasonable access to the Premises, Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises during the performance of such Restorative Work. There shall be no Rent abatement or allowance to Tenant for a diminution of rental value, no actual or constructive eviction of Tenant, in whole or in part, no relief from any of Tenant’s other obligations under this Lease, and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others performing, or failing to perform, any Restorative Work. Notwithstanding anything contained herein to the contrary, should any Restorative Work (other than Restorative Work being done on an emergency basis) be of a nature which would materially disrupt Tenant’s normal business activity in the Premises, Landlord shall, to the extent reasonably feasible, undertake such Restorative Work outside the hours of 8:00 a.m. to 5:00 p.m. Mondays through Fridays (holidays excepted).

ARTICLE 7

INCREASES IN TAXES AND OPERATING EXPENSES

7.1. Definitions. For the purposes of this Article 7, the following terms shall have the meanings set forth below:

(a)	“Assessed Valuation” shall mean the amount for which the Real Property is assessed for the purpose of imposition of Taxes.

(b)	“Comparison Year” shall mean each calendar year of the Term beginning with the calendar year in which the Rent Commencement Date occurs.

(c)

“Operating Expenses” shall mean the aggregate of all costs and expenses paid or incurred by or on behalf of Landlord in connection with the ownership, operation, repair and maintenance of the Real Property, including (i) capital improvements only if such capital improvement either (A) is reasonably intended to result in a reduction in Operating Expenses (as for example, a labor-saving improvement) provided, the amount included in Operating Expenses in any Comparison Year shall not exceed an amount equal to the savings reasonably anticipated to result from the installation and operation of such improvement, and/or (B) is made during any Comparison Year in compliance with Requirements first arising from and after the Rent Commencement Date, and (ii) reasonable rent for the management office in the Building. Such capital improvements shall be amortized (with interest at the Base Rate) on a straight-line basis over the useful life of the improvements as Landlord shall reasonably determine, and the amount included in Operating Expenses in any Comparison Year shall, subject to the preceding clause (A), be equal to the annual amortized amount. Operating Expenses shall not include any Excluded Expenses. If during all or part of any Comparison Year, Landlord shall not furnish any particular item(s) of work or service (which would otherwise constitute an Operating Expense) to any leasable portions of the Building for any reason, then, for purposes of computing Operating Expenses for such period, the amount included in Operating Expenses for such period shall be increased by an amount equal to the costs and expenses that would have been reasonably incurred by Landlord during such period if Landlord had furnished such item(s) of work or service to such portion of the Building. In determining the amount of Operating Expenses for any Comparison Year, if less than 100% of the Building rentable area is occupied by tenants at any time during any such Comparison Year, those components of Operating Expenses that vary with occupancy shall be determined for such Comparison Year to be an amount equal to the like expenses which would normally be expected to be incurred had such occupancy been 100% throughout such Comparison Year.

(d)	“Statement” shall mean a statement containing a comparison of (i) the Base Taxes and the Taxes for any Comparison Year, or (ii)the Base Operating Expenses and the Operating Expenses for any Comparison Year.

(e)	“Taxes” shall mean (i) all real estate taxes, assessments, sewer and water rents, rates and charges and other governmental levies, impositions or charges, whether general, special, ordinary, extraordinary, foreseen or unforeseen, which may be assessed, levied or imposed upon all or any part of the Real Property, and (ii) all expenses (including reasonable attorneys’ fees and disbursements and experts’ and other witnesses’ fees) incurred in contesting any of the foregoing or the Assessed Valuation of the Real Property. Taxes shall not include (x) interest or penalties incurred by Landlord as a result of Landlord’s late payment of Taxes, or (y) franchise, transfer, gift, inheritance, estate or net income taxes imposed upon Landlord. For purposes hereof, “Taxes” for any calendar year shall be deemed to be the Taxes due and payable in such calendar year regardless of when or for which year such Taxes are assessed, levied or imposed. If Landlord elects to pay any assessment in annual installments, then (i) such assessment shall be deemed to have been so divided and to be payable in the maximum number of installments permitted by law, and (ii) there shall be deemed included in Taxes for each Comparison Year the installments of such assessment becoming payable during such Comparison Year, together with interest payable during such Comparison Year on such installments and on all installments thereafter becoming due as provided by law, all as if such assessment had been so divided. If at any time the methods of taxation prevailing on the Effective Date shall be altered so that in lieu of or as an addition to the whole or any part of Taxes, there shall be assessed, levied or imposed (1) a tax, assessment, levy, imposition or charge based on the income or rents received from the Real Property whether or not wholly or partially as a capital levy or otherwise, (2) a tax, assessment, levy, imposition or charge measured by or based in whole or in part upon all or any part of the Real Property and imposed upon Landlord, (3) a license fee measured by the rents, or (4) any other tax, assessment, levy, imposition, charge or license fee however described or imposed, including business improvement district impositions, then all such taxes, assessments, levies, impositions, charges or license fees or the part thereof so measured or based shall be deemed to be Taxes.

7.2.	Tenant’s Tax Payment.

(a)	If the Taxes payable for any Comparison Year exceed the Base Taxes, Tenant shall pay to Landlord Tenant’s Proportionate Share of such excess (“Tenant’s Tax Payment”). For each Comparison Year, Landlord shall furnish to Tenant a statement setting forth Landlord’s reasonable estimate of Tenant’s Tax Payment for such Comparison Year (the “Tax Estimate”). Tenant shall pay to Landlord on the 1st day of each month during such Comparison Year an amount equal to 1/12 of the Tax Estimate for such Comparison Year. If Landlord furnishes a Tax Estimate for a Comparison Year subsequent to the commencement thereof, then (i) until the 1st day of the month following the month in which the Tax Estimate is furnished to Tenant, Tenant shall pay to Landlord on the 1st day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 7.2 during the last month of the preceding Comparison Year, (ii) promptly after the Tax Estimate is furnished to Tenant or together therewith, Landlord shall give notice to Tenant stating whether the installments of Tenant’s Tax Estimate previously made for such Comparison Year were greater or less than the installments of Tenant’s Tax Estimate to be made for such Comparison Year in accordance with the Tax Estimate, and (x) if there shall be a deficiency, Tenant shall pay the amount thereof within 30 days after demand therefor, or (y) if there shall have been an overpayment, Landlord shall credit the amount thereof against subsequent payments of Rent due hereunder, and (iii) on the 1st day of the month following the month in which the Tax Estimate is furnished to Tenant, and on the 1st day of each month thereafter throughout the remainder of such Comparison Year, Tenant shall pay to Landlord an amount equal to 1/12 of the Tax Estimate.

(b)	As soon as reasonably practicable after Landlord has determined the Taxes for a Comparison Year, Landlord shall furnish to Tenant a Statement for such Comparison Year. If the Statement shall show that the sums paid by Tenant under Section 7.2(a) exceeded the actual amount of Tenant’s Tax Payment for such Comparison Year, Landlord shall credit the amount of such excess against subsequent payments of Rent due hereunder. If the Statement for such Comparison Year shall show that the sums so paid by Tenant were less than Tenant’s Tax Payment for such Comparison Year, Tenant shall pay the amount of such deficiency within 30 days after delivery of the Statement to Tenant.

(c)

Only Landlord may institute proceedings to reduce the Assessed Valuation of the Real Property and the filings of any such proceeding by Tenant without Landlord’s consent shall constitute an Event of Default. If Landlord receives a refund of Taxes for any Comparison Year, Landlord shall, at its election, either pay to Tenant, or credit against subsequent payments of Rent due hereunder, an amount equal to Tenant’s Proportionate Share of the refund, net of any expenses incurred by Landlord in achieving such refund, which amount shall not exceed Tenant’s Tax Payment paid for such Comparison Year. Landlord shall not be obligated to file any application or institute any proceeding seeking a reduction in Taxes or the Assessed Valuation. The benefit of any exemption or abatement relating to all or any part of the Real Property shall accrue solely to the benefit of Landlord and Taxes shall be computed without taking into account any such exemption or abatement, provided that in no event shall Landlord be entitled to recover payment from Tenant and the other tenants of the Building more toward Taxes for any such period of exemption or abatement than the amount of Taxes actually payable by Landlord for the corresponding period.

(d)	Tenant shall be responsible for any applicable occupancy or rent tax now in effect or hereafter enacted, to the extent applicable to the Premises, and, if payable by Landlord, Tenant shall promptly pay such amounts to Landlord, upon Landlord’s demand.

7.3. Tenant’s Operating Payment.

(a)	If the Operating Expenses payable for any Comparison Year exceed the Base Operating Expenses, Tenant shall pay to Landlord Tenant’s Proportionate Share of such excess (“Tenant’s Operating Payment”). For each Comparison Year, Landlord shall furnish to Tenant a statement setting forth Landlord’s reasonable estimate of Tenant’s Operating Payment for such Comparison Year (the “Expense Estimate”). Tenant shall pay to Landlord on the 1st day of each month during such Comparison Year an amount equal to 1/12 of the Expense Estimate. If Landlord furnishes an Expense Estimate for a Comparison Year subsequent to the commencement thereof, then (i) until the 1st day of the month following the month in which the Expense Estimate is furnished to Tenant, Tenant shall pay to Landlord on the 1st day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 7.3 during the last month of the preceding Comparison Year, (ii) promptly after the Expense Estimate is furnished to Tenant or together therewith, Landlord shall give notice to Tenant stating whether the installments of Tenant’s Operating Payment previously made for such Comparison Year were greater or less than the installments of Tenant’s Expense Payment to be made for such Comparison Year in accordance with the Expense Estimate, and (x) if there shall be a deficiency, Tenant shall pay the amount thereof within 30 days after demand therefor, or (y) if there shall have been an overpayment, Landlord shall credit the amount thereof against subsequent payments of Rent due hereunder, and (iii) on the 1st day of the month following the month in which the Expense Estimate is furnished to Tenant, and on the 1st day of each month thereafter throughout the remainder of such Comparison Year, Tenant shall pay to Landlord an amount equal to 1/12 of the Expense Estimate.

(b)

On or before May 1st of each Comparison Year, Landlord shall furnish to Tenant a Statement for the Immediately preceding Comparison Year. If the Statement shows that the sums paid by Tenant under Section 7.3(a) exceeded the actual amount of Tenant’s Operating Payment for such Comparison Year, Landlord shall credit the amount of such excess against the next payments of Rent due hereunder. If the Statement shows that the sums so paid by Tenant were less than

Tenant’s Operating Payment for such Comparison Year, Tenant shall pay the amount of such deficiency within 30 days after delivery of the Statement to Tenant.

7.4. Non-Waiver; Disputes.

(a)	Landlord’s failure to render any Statement on a timely basis with respect to any Comparison Year shall not prejudice Landlord’s right to thereafter render a Statement with respect to such Comparison Year or any subsequent Comparison Year, nor shall the rendering of a Statement prejudice Landlord’s right to thereafter render a corrected Statement for that Comparison Year. In no event may Landlord collect any amounts due and owing for a Comparison Year more than two (2) years after the expiration of such Comparison Year.

(b)	Tenant may review Landlord’s books and records relating to Operating Expenses and Taxes with respect to each Comparison Year during the 120 day period after the date that the Statement for such year is sent to Tenant. Such review shall take place at the Office of the Building. Each Statement sent to Tenant shall be conclusively binding upon Tenant unless Tenant (i) pays to Landlord when due the amount set forth in such Statement, without prejudice to Tenant’s right to dispute such Statement, and (ii) within 120 days after such Statement is sent, sends a notice to Landlord objecting to such Statement and specifying the reasons therefor. Tenant agrees that Tenant will not employ, in connection with any dispute under this Lease, any person who is to be compensated in whole or in part, on a contingency fee basis. If the parties are unable to resolve any dispute as to the correctness of such Statement within 30 days following such notice of objection, either party may refer the issues raised to one of the nationally recognized public accounting firms selected by Landlord and reasonably acceptable to Tenant, and the decision of such accountants shall be conclusively binding upon Landlord and Tenant. In connection therewith, Tenant and such accountants shall execute and deliver to Landlord a confidentiality agreement, in form and substance reasonably satisfactory to Landlord, whereby such parties agree not to disclose to any third party any of the information obtained in connection with such review. Tenant shall pay the fees and expenses relating to such procedure, unless such accountants determine that Landlord overstated Operating Expenses by more than 5% for such Comparison Year, in which case Landlord shall pay such fees and expenses.

7.5. Proration. If the Rent Commencement Date is not January 1, the Additional Rent for the applicable Comparison Year shall be apportioned on the basis of the number of days in the year from the Rent Commencement Date to the following December 31. If the Expiration Date occurs on a date other than December 31, any Additional Rent under this Article 7 for the Comparison Year in which such Expiration Date occurs shall be apportioned on the basis of the number of days in the year from January 1 to the Expiration Date. Upon the expiration or earlier termination of this Lease, any Additional Rent under this Article 7 shall be adjusted or paid within 30 days after submission of the Statement for the last Comparison Year.

7.6. No Reduction in Rent. In no event shall any decrease in Operating Expenses or Taxes in any Comparison Year below the Base Operating Expenses or Base Taxes, as the case may be, result in a reduction in the Fixed Rent or any other component of Additional Rent payable hereunder.

ARTICLE 8

REQUIREMENTS OF LAW

8.1. Compliance with Requirements.

(a)	Tenant’s Compliance. Tenant, at its expense, shall comply with all Requirements applicable to the Premises; provided, however, that Landlord, rather than Tenant, shall be obligated to comply with any Requirements requiring any structural alterations or capital improvements to the Building (including the Premises) unless the application of such Requirements arises from (i) the specific manner and nature of Tenant’s use or occupancy of the Premises, as distinct from general office use, (ii) Alterations made by Tenant, or (iii) a breach by Tenant of any provisions of this Lease. Any such repairs or alterations required to be made at Tenant’s expense by Tenant, shall be made (1) in compliance with Article 5 if such repairs or alterations are nonstructural and do not affect any Building System, or (2) by Landlord if such repairs or alterations are structural or affect any Building System. If Tenant obtains knowledge of any failure to comply with any Requirements applicable to the Premises, Tenant shall give Landlord prompt notice thereof.

(b)	Hazardous Materials. Tenant shall not cause or permit (i) any Hazardous Materials to be brought into the Building, (ii) the storage or use of Hazardous Materials in any manner other than in full compliance with any Requirements, or (iii) the escape, disposal or release of any Hazardous Materials within or in the vicinity of the Building. Nothing herein shall be deemed to prevent Tenant’s use of any Hazardous Materials customarily used in the ordinary course of office work, provided such Hazardous Materials are stored, used and disposed of in accordance with all Requirements. Tenant shall be responsible, at its expense, for all matters directly or indirectly based on, or arising or resulting from the presence of Hazardous Materials in the Building which is caused or permitted by a Tenant Party. Tenant shall provide to Landlord copies of all communications received by Tenant with respect to any Requirements relating to Hazardous Materials, and/or any claims made in connection therewith. Landlord or its agents may perform environmental inspections of the Premises at any time.

(c)	Landlord’s Compliance. Landlord shall comply with (or cause to be complied with) all Requirements applicable to the Building which are not the obligation of Tenant, to the extent that non-compliance would materially impair Tenant’s use and occupancy of the Premises for the Permitted Uses.

(d)	Landlord’s Insurance. Tenant shall not intentionally or knowingly cause or permit any action or condition that would (i) invalidate or conflict with Landlord’s insurance policies, (ii) violate applicable rules, regulations and guidelines of the Fire Department, Fire Insurance Rating Organization or any other authority having jurisdiction over the Building, (iii) cause an increase in the premiums of fire insurance for the Building over that payable with respect to Comparable Buildings, or (iv) result in Landlord’s insurance companies’ refusing to insure the Building or any property therein in amounts and against risks as reasonably determined by Landlord. If fire insurance premiums increase as a result of Tenant’s failure to comply with the provisions of this Section 8.1, Tenant shall promptly cure such failure and shall reimburse Landlord for the increased fire insurance premiums paid by Landlord as a result of such failure by Tenant.

8.2. Fire and Life Safety. Tenant shall maintain the fire alarm and life safety system in the Premises in accordance with this Lease, the Rules and Regulations and all Requirements If the Fire Insurance Rating Organization or any Governmental Authority or any of Landlord’s insurers requires or recommends any modifications and/or alterations be made or any additional equipment be supplied in connection with the sprinkler system or fire alarm and life-safety system serving the Building by reason of Tenant’s specific business, any Alterations performed by Tenant or the location of the partitions, Tenant’s Property, or other contents of the Premises, Landlord (to the extent outside of the Premises) or Tenant (to the extent within the Premises) shall make such modifications and/or Alterations, and supply such additional equipment, in either case at Tenant’s expense.

ARTICLE 9

SUBORDINATION

9.1. Subordination and Attornment.

(a)	This Lease is subject and subordinate to all Mortgages and Superior Leases, and, at the request of any Mortgagee or Lessor, Tenant shall attorn to such Mortgagee or Lessor, its successors in interest or any purchaser in a foreclosure sale.

(b)

If a Lessor or Mortgagee or any other person or entity shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or the delivery of a new lease or deed, then at the request of the successor landlord and upon such successor landlord’s written agreement to accept Tenant’s attornment and to recognize Tenant’s interest under this Lease, Tenant shall be deemed to have attorned to and recognized such successor landlord as Landlord under this Lease. The provisions of this Section 9.1 are self-operative and require no further instruments to give effect hereto; provided, however, that Tenant shall promptly execute and deliver any instrument that such successor landlord may reasonably request (i) evidencing such attornment, (ii) setting forth the terms and conditions of Tenant’s tenancy, and (iii) containing such other terms and conditions as may be required by such Mortgagee or Lessor, provided such terms and conditions do not increase the Rent, materially increase Tenant’s obligations or materially and adversely affect Tenant’s rights under this Lease. Upon such attornment this Lease shall continue in full force and effect as a direct lease between such successor landlord and Tenant upon all of the terms, conditions and covenants set forth in this Lease except that such successor landlord shall not be

(i)	liable for any act or omission of Landlord (except to the extent such act or omission continues beyond the date when such successor landlord succeeds to Landlord’s interest and Tenant had given prompt notice of such act or omission to the Lessor or Mortgagee);

(ii)	subject to any defense, claim, counterclaim, set-off or offsets which Tenant may have against Landlord;

(iii)	bound by any prepayment of more than one month’s Rent to any prior landlord;

(iv)	bound by any obligation to make any payment to Tenant which was required to be made prior to the time such successor landlord succeeded to Landlord’s interest;

(v)	bound by any obligation to perform any work or to make improvements to the Premises except for (x) repairs and maintenance required to be made by Landlord under this Lease, and (y) repairs to the Premises as a result of damage by fire or other casualty or a partial condemnation pursuant to the provisions of this Lease, but only to the extent that such repairs can reasonably be made from the net proceeds of any insurance or condemnation awards, respectively, actually made available to such successor landlord;

(vi)	bound by any modification, amendment or renewal of this Lease made without successor landlord’s consent;

(vii)	liable for the repayment of any security deposit or surrender of any letter of credit, unless and until such security deposit actually is paid or such letter of credit is actually delivered to such successor landlord; or

(viii)	liable for the payment of any unfunded tenant improvement allowance, refurbishment allowance or similar obligation.

(c)	Tenant shall from time to time within 10 days of request from Landlord execute and deliver any documents or instruments that may be reasonably required by any Mortgagee or Lessor to confirm any subordination.

(d)

Notwithstanding anything, upon written request by Tenant, Landlord will use reasonable efforts to obtain a subordination, non-disturbance and attornment agreement from Landlord’s current mortgagee on such mortgagee’s then current standard form of agreement. “Reasonable efforts” of Landlord shall not require Landlord to incur any cost, expense or liability, Tenant hereby agreeing to pay all costs and charges in connection with Landlord’s efforts to obtain a subordination, non-disturbance and attornment agreement for Tenant. Upon request of Landlord, Tenant will execute the mortgagee’s form of subordination, non-disturbance and attornment agreement and return the same to Landlord for execution by the mortgagee. Landlord’s failure to obtain a subordination, non-disturbance and attornment agreement for Tenant shall have no effect on the rights, obligations and liabilities of Landlord and Tenant or be considered to be a default by Landlord hereunder.

9.2. Mortgage or Superior Lease Defaults. Any Mortgagee may elect that this Lease shall have priority over the Mortgage and, upon notification to Tenant by such Mortgagee, this Lease shall be deemed to have priority over such Mortgage, regardless of the date of this Lease. In connection with any financing of the Real Property, Tenant shall consent to any reasonable modifications of this Lease requested by any lending institution, provided such modifications do not increase the Rent, materially increase the obligations, or materially and adversely affect the rights, of Tenant under this Lease.

9.3. Tenant’s Termination Right. As long as any Superior Lease or Mortgage exists, Tenant shall not seek to terminate this Lease by reason of any act or omission of Landlord until (a) Tenant shall have given notice of such act or omission to all Lessors and/or Mortgagees, and (b) a reasonable period of time shall have elapsed following the giving of notice of such default and the expiration of any applicable notice or grace periods (unless such act or omission is not capable of being remedied within a reasonable period of time), during which period such Lessors and/or Mortgagees shall have the right, but not the obligation, to remedy such act or omission and thereafter diligently proceed to so remedy such act or omission. If any Lessor or Mortgagee elects to remedy such act or omission of Landlord, Tenant shall not seek to terminate this Lease so long as such Lessor or Mortgagee is proceeding with reasonable diligence to effect such remedy.

9.4. Provisions. The provisions of this Article 9 shall (a) inure to the benefit of Landlord, any future owner of the Building or the Real Property, Lessor or Mortgagee and any sublessor thereof and (b) apply notwithstanding that, as a matter of law, this Lease may terminate upon the termination of any such Superior Lease or Mortgage.

9.5. Future Condominium Declaration. This Lease and Tenant’s rights hereunder are and will be subject to any condominium declaration, by-laws and other instruments (collectively, the “Declaration”) which may be recorded in order to subject the Building to a condominium form of ownership pursuant to the Illinois Condominium Property Act or any successor Requirement, provided that the Declaration does not by its terms increase the Rent, materially increase Tenant’s non-Rent obligations or adversely affect Tenant’s rights under this Lease. At Landlord’s request, and subject to the foregoing proviso, Tenant will execute and deliver to Landlord an amendment of this Lease confirming such subordination and modifying this Lease to conform to such condominium regime.

ARTICLE 10

SERVICES

10.1. Electricity. Electricity shall be distributed to the Premises either by the electric utility company serving the Building or, at Landlord’s option, by Landlord; and Landlord shall permit Landlord’s wire and conduits, to the extent available, suitable and safely capable, to be used for such distribution. If and so long as Landlord is distributing electricity to the Premises, Tenant shall obtain all of its electricity from Landlord and shall pay all of Landlord’s reasonable charges for the electricity used in the Premises. Electricity is available to the Premises at 5 watts per usable square foot (exclusive of HVAC). The electricity used in the Premises shall be determined based on meter readings. If the electric utility company is distributing electricity to the Premises, Landlord shall cause the Premises initially demised by this Lease to be separately metered for electricity. As of the date of this Lease, the electric utility provider is directly providing electricity to tenants of the Building. Landlord shall provide, at Landlord’s sole cost and expense, an electric meter bank in the core of the Building on the 25th floor for Tenant’s use. In connection with the construction of the initial installations in the Premises, a separate electric meter for the Premises shall be installed at Tenant’s expense as part of Landlord’s Work. All electricity used during the performance of janitor service, or the making of any Alterations or repairs in the Premises, or the operation of any special air conditioning systems serving the Premises shall be paid for by Tenant.

10.2. Excess Electricity. Tenant shall at all times comply with the rules and regulations of the utility company supplying electricity to the Building. Tenant shall not use any electrical equipment which, in Landlord’s reasonable judgment, would exceed the capacity of the electrical equipment serving the Premises (which capacity is at least 5 watts per usable square foot (exclusive of HVAC)). If Landlord determines that Tenant’s electrical requirements necessitate installation of any additional risers, feeders or other electrical distribution equipment (collectively, “Electrical Equipment”), or if Tenant provides Landlord with evidence reasonably satisfactory to Landlord of Tenant’s need for excess electricity and requests that additional Electrical Equipment be installed, Landlord shall, at Tenant’s expense, install such additional Electrical Equipment, provided that Landlord, in its sole judgment, determines that (a) such installation is practicable and necessary, (b) such additional Electrical Equipment is permissible under applicable Requirements, and (c) the installation of such Electrical Equipment will not cause permanent damage to the Building or the Premises, cause or create a hazardous condition, entail excessive or unreasonable alterations, interfere with or limit electrical usage by other tenants or occupants of the Building or exceed the limits of the switchgear or other facilities serving the Building, or require power in excess of that available from the utility company serving the Building. In addition, if Landlord, acting reasonably and in good faith, determines that the electrical usage of a portion of the Premises (such as a data center or trading room) exceeds the Building standard usage (as determined as set forth hereinabove), Tenant, at Tenant’s expense, shall, within 30 days after Landlord’s written demand, either (a) discontinue such excessive use, or (b) install a submeter for such portion of the Premises.

10.3. Elevators. Landlord shall provide passenger elevator service to the Premises 24 hours per day, 7 days per week; provided, however, Landlord may limit passenger elevator service during times other than Ordinary Business Hours. Landlord shall provide at least one freight elevator serving the Premises available upon Tenant’s prior request, at no charge, on a non-exclusive “first come, first serve” basis with other Building tenants, on all weekdays (other than Observed Holidays) from 7:00 a.m. to 3:30 p.m., which hours of operation shall be subject to change.

10.4. Heating, Ventilation and Air Conditioning. Subject to the terms of this Section 10.4, Landlord shall, during Ordinary Business Hours, furnish to the Premises heating, ventilation and air-conditioning (“HVAC”) for the comfortable occupancy of the Premises. Landlord shall have access to all air-cooling, fan, ventilating and machine rooms and electrical closets and all other mechanical installations of Landlord (collectively, “Mechanical Installations”), and Tenant shall not construct partitions or other obstructions which may interfere with Landlord’s access thereto or the moving of Landlord’s equipment to and from the Mechanical Installations. No Tenant Party shall at any time enter the Mechanical Installations or tamper with, adjust, or otherwise affect such Mechanical Installations. Landlord shall not be responsible if the HVAC System fails to provide cooled or heated air, as the case may be, to the Premises in accordance with the Design Standards by reason of (i) any equipment installed by, for or on behalf of Tenant, which has an electrical load in excess of the average electrical load and human occupancy factors for the HVAC System as designed, or (ii) any rearrangement of partitioning or other Alterations made or performed by, for or on behalf of Tenant. Tenant shall lower the blinds in the Premises where and when necessary because of the sun’s position, whenever the HVAC System is in operation or as when required by any Requirement. Tenant shall cooperate with Landlord and shall abide by the rules and regulations which Landlord may reasonably prescribe for the proper functioning and protection of the HVAC System.

10.5. Overtime Freight Elevators and HVAC. If Tenant desires freight elevator service or HVAC to the Premises during any periods other than as set forth in Section 10.3 and Section 10.4 (“Overtime Periods”), Tenant shall deliver notice to the Building office requesting such services by 2:00 p.m. of the Business Day on which or preceding the date such services are requested; provided, however, that Landlord shall use reasonable efforts to arrange such service on such shorter notice as Tenant shall provide. If Landlord furnishes freight elevator or HVAC service during Overtime Periods, Tenant shall pay to Landlord the cost thereof at the then established rates for such services in the Building (the current charge for HVAC service during Overtime Periods is $150.00 per hour per floor and the current cost for freight elevator service during Overtime Periods is $35.00 per hour for a minimum of four (4) hours, and Landlord may increase either such charge only to the extent Landlord’s cost in providing such service increases).

10.6. Cleaning. Landlord shall cause the Premises (excluding any portions thereof used for the storage, preparation, service or consumption of food or beverages, as an exhibition area or classroom, for private bathrooms, showers or exercise facilities, as a trading floor, or primarily for operation of computer, data processing, reproduction, duplicating or similar equipment) to be cleaned, substantially in accordance with the standards set forth in Exhibit D. Any areas of the Premises requiring additional cleaning shall be cleaned, at Tenant’s expense, by Landlord’s cleaning contractor, at rates which shall be competitive with rates of other cleaning contractors providing comparable services to Comparable Buildings. Landlord’s cleaning contractor and its employees shall have access to the Premises at all times except between 8:00 a.m. and 5:30 p.m. on weekdays which are not Observed Holidays.

10.7. Water. Landlord shall provide water in the core lavatories on each floor of the Building. If Tenant requires water for any additional purposes, Tenant shall pay for the cost of bringing water to the Premises and Landlord may install a meter to measure the water. Tenant shall pay the cost of such installation, and for all maintenance, repairs and replacements thereto, and for the reasonable charges of Landlord for the water consumed.

10.8. Refuse Removal. Landlord shall provide refuse removal services at the Building. Tenant shall pay to Landlord Landlord’s reasonable charge for such removal to the extent that the refuse generated by Tenant exceeds the refuse customarily generated by general office tenants. Tenant shall not dispose of any refuse in the Common Areas, and if Tenant does so, Tenant shall be liable for Landlord’s reasonable charge for such removal.

10.9. Telecommunications. If Tenant requests that Landlord grant access to the Building to a telecommunications service provider designated by Tenant for purposes of providing telecommunications services to Tenant, Landlord shall use its good faith efforts to respond to such request within 10 days. Tenant acknowledges that nothing set forth in this Section 10.9 shall impose any affirmative obligation on Landlord to grant such request and that Landlord, in its sole discretion, shall have the right to determine which telecommunications service providers shall have access to Building facilities.

10.10. Service Interruptions.

(a)	Landlord reserves the right to suspend any service when necessary, by reason of Unavoidable Delays, accidents or emergencies, or for Restorative Work which, in Landlord’s reasonable judgment, are necessary or appropriate until such Unavoidable Delay, accident or emergency shall cease or such Restorative Work is completed and Landlord shall not be liable for any interruption, curtailment or failure to supply services. Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises as a result of any such failure, defect or interruption of any such service, or change in the supply, character and/or quantity of, electrical service, and to restore any such services, remedy such situation and minimize any interference with Tenant’s business. The exercise of any such right or the occurrence of any such failure by Landlord shall not constitute an actual or constructive eviction, in whole or in part, entitle Tenant to any compensation, abatement or diminution of Rent, relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or any Indemnified Party by reason of inconvenience to Tenant, or interruption of Tenant’s business, or otherwise. Landlord shall not be liable in any way to Tenant for any failure, defect or interruption of, or change in the supply, character and/or quantity of electric service furnished to the Premises for any reason except if attributable to the gross negligence or willful misconduct of Landlord.

(b)

Notwithstanding anything to the contrary contained in this Lease, if Tenant is unable to use the Premises or any material portion thereof for the ordinary conduct of Tenant’s business due solely to an interruption of an Essential Service (as hereinafter defined) other than as a result of Unavoidable Delays, casualty or condemnation, and such condition continues for a period in excess of five (5)

consecutive Business Days after (i) Tenant furnishes a notice to Landlord (the “Abatement Notice”) stating that Tenant’s inability to use the Premises is solely due to such condition, (ii) Tenant does not actually use or occupy the Premises or a material portion thereof, during such period and (iii) such condition has not resulted from the negligence or misconduct of Tenant or any Tenant Party, then Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment with respect to the Premises only shall be abated on a per diem basis, for the proportion of the Premises not being used for such period, commencing on the date Tenant delivers the Abatement Notice to Landlord and ending on the earlier of (x) the date Tenant reoccupies a material portion of the Premises, and (y) the date on which such condition is substantially remedied. “Essential Service” shall mean a service which Landlord is obligated under this Lease to provide to Tenant (including without limitation, electrical service to the Premises) which if not provided shall (1) deny access to the Premises (provided that access to the Premises only via emergency stairs shall be deemed a denial of access to the Premises), (2) threaten the health or safety of any occupants of the Premises or (3) prevent the usage of the Premises for the ordinary conduct of Tenant’s business.

ARTICLE 11

INSURANCE: PROPERTY LOSS OR DAMAGE

11.1. Insurance.

(a)	Tenant, at its expense, shall obtain and keep in full force and effect during the Term:

1. a policy of commercial general liability insurance on an occurrence basis against claims for personal injury, bodily injury, death and/or property damage occurring in or about the Building, under which Tenant is named as the insured and Landlord, Landlord’s Agent and any Lessors and any Mortgagees whose names have been furnished to Tenant are named as additional insureds (the “Insured Parties”). The minimum limits of liability shall be a combined single limit with respect to each occurrence in an amount of not less than $5,000,000; provided, however, that Landlord shall retain the right to require Tenant to increase such coverage from time to time to that amount of insurance which in Landlord’s reasonable judgment is then being customarily required by landlords for similar office space in Comparable Buildings. The deductible or self insured retention for such policy shall not exceed $10,000;

2. insurance against loss or damage by fire, and such other risks and hazards as are insurable under then available standard forms of “Special Form Causes of Loss” or “All Risk” property insurance policies (excluding flood and earthquake coverage) with extended coverage, insuring Tenant’s Property and all Alterations and improvements to the Premises (including the initial installations) to the extent such Alterations and improvements exceed the cost of the improvements typically performed in connection with the initial occupancy of tenants in the Building (“Building Standard Installations”), for the full insurable value thereof or replacement cost thereof, having a deductible amount, if any, not in excess of $25,000;

3. Intentionally Omitted;

4. Workers’ Compensation Insurance, as required by law;

5. Business Interruption Insurance in a commercially reasonable amount; and

6. such other insurance in such amounts as the Insured Parties may reasonably require from time to time.

(b)	All insurance required to be carried by Tenant shall be effected under valid and enforceable policies issued by reputable insurers permitted to do business in the State of Illinois and rated in Best’s Insurance Guide, or any successor thereto as having a “Best’s Rating” of “A-” or better and a “Financial Size Category” of at least “VII” or better or, if such ratings are not then in effect, the equivalent thereof or such other financial rating as Landlord may at any time consider appropriate.

(c)	On or prior to the date Landlord delivers possession of the Premises to Tenant, Tenant shall deliver to Landlord appropriate certificates of insurance, including evidence of extensions to cover the Insured Parties as additional insureds on the general liability insurance policy Tenant is required to maintain under this Lease. Tenant covenants not to permit any insurance policies which Tenant is required to maintain under this Lease (the “Policies”) to expire without being concurrently replaced by Policies satisfying the requirements of this Lease. Evidence of each renewal or replacement of the Policies shall be delivered by Tenant to Landlord within ten (10) days of the expiration of the Policies. In lieu of the Policies, Tenant may deliver to Landlord a certification from Tenant’s insurance company (on the form currently designated “Acord 28” (Evidence of Property Insurance) and “Acord 25” (Certificate of Liability Insurance).

(d)	Landlord shall, at all times during the Term, procure and maintain: (i) policies of insurance covering loss or damage to the Building in an amount equal to one hundred percent of the full replacement cost of the Building, including Building standard leasehold improvements in the Premises and Above Building Standard Installations not installed by Tenant, which shall provide protection against loss by fire and other all-risk casualties including, at Landlord’s option, earthquake and flood and such other property insurance as may be required by Landlord’s mortgagee or as otherwise desired by Landlord, (ii) commercial general liability insurance applicable to the Building and the Common Areas, providing coverage in amounts as may be reasonably determined by Landlord, and (iii) rent loss insurance.

11.2. Waiver of Subrogation. Landlord and Tenant shall each procure an appropriate clause in or endorsement to any property insurance covering the Real Property and personal property, fixtures and equipment located therein, wherein the insurer waives subrogation or consents to a waiver of right of recovery, and Landlord and Tenant agree not to make any claim against, or seek to recover from, the other for any loss or damage to its property or the property of others resulting from fire or other hazards to the extent covered by such property insurance; provided, however, that the release, discharge, exoneration and covenant not to sue contained herein shall be limited by and be coextensive with the terms and provisions of the waiver of subrogation or waiver of right of recovery. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for, (i) damage to any Above Building Standard Installations installed by Tenant, (ii) Tenant’s Property, and (iii) any loss suffered by Tenant due to interruption of Tenant’s business.

11.3. Restoration.

(a)	If the Premises are damaged by fire or other casualty, or if the Building is damaged such that Tenant is deprived of reasonable access to the Premises, the damage shall be repaired by Landlord, to substantially the condition of the Premises prior to the damage, subject to the provisions of any Mortgage or Superior Lease, but Landlord shall have no obligation to repair or restore (i) Tenant’s Property or (ii) except as provided in Section 11.3(b), any Alterations or improvements to the Premises installed by Tenant, to the extent such Alterations or improvements exceed Building Standard Installations (“Above Building Standard Installations”). So long as Tenant is not in default beyond applicable grace or notice provisions in the payment or performance of its obligations under this Section 11.3, and provided Tenant timely delivers to Landlord either Tenant’s Restoration Payment (as hereinafter defined) or the Restoration Security (as hereinafter defined) or Tenant expressly waives any obligation of Landlord to repair or restore any of Tenant’s Above Building Standard Installations, then until the restoration of the Premises is Substantially Completed or would have been Substantially Completed but for Tenant Delay, Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment shall be reduced in the proportion by which the area of the part of the Premises which is not usable (or accessible ) and is not used by Tenant bears to the total area of the Premises.

(b)

As a condition precedent to Landlord’s obligation to repair or restore any Above Building Standard Installations installed by or on behalf of Tenant, Tenant shall (i) pay to Landlord upon demand a sum (“Tenant’s Restoration Payment”) equal to the amount, if any, by which (A) the cost, as estimated by a reputable independent contractor designated by Landlord, of repairing and restoring all Above Building Standard Installations installed by Tenant in the Premises, exceeds (B) the cost of restoring the Premises with Building Standard Installations, or (ii) furnish to Landlord security (the “Restoration Security”) in form and amount reasonably acceptable to Landlord to secure Tenant’s obligation to pay all costs of restoring the Above Building Standard Installations installed by Tenant. If Tenant shall fail to deliver to Landlord either (1) Tenant’s Restoration

Payment or the Restoration Security, as applicable, or (2) a waiver by Tenant, in form satisfactory to Landlord, of all of Landlord’s obligations to repair or restore any of the Above Building Standard Installations installed by Tenant, in either case within 15 days after Landlord’s demand therefor, Landlord shall have no obligation to restore any Above Building Standard Installations installed by or on behalf of Tenant and Tenant’s abatement of Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment shall cease when the restoration of the Premises (other than any Above Building Standard Installations installed by or on behalf of Tenant) is Substantially Complete.

11.4. Landlord’s Termination Right. Notwithstanding anything to the contrary contained in Section 11.3, if the Premises are totally damaged or are rendered wholly untenantable, or if the Building shall be so damaged that, in Landlord’s reasonable opinion, substantial alteration, demolition, or reconstruction of the Building shall be required (whether or not the Premises are so damaged or rendered untenantable), then in either of such events, Landlord may, not later than 60 days following the date of the damage, terminate this Lease by notice to Tenant, provided that if the Premises are not totally damaged, Landlord may not terminate this Lease unless Landlord similarly terminates the leases of other tenants in the Building aggregating at least 50% of the portion of the Building occupied for office purposes immediately prior to such damage. If this Lease is so terminated, (a) the Term shall expire upon the 30th day after such notice is given, (b) Tenant shall vacate the Premises and surrender the same to Landlord, (c) Tenant’s liability for Rent shall cease as of the date of the damage, and (d) any prepaid Rent for any period after the date of the damage shall be refunded by Landlord to Tenant.

11.5. Tenant’s Termination Right. If the Premises are totally damaged (or a material portion thereof is damaged) and are thereby rendered wholly untenantable, or if the Building shall be so damaged that Tenant is deprived of reasonable access to the Premises or use of the Premises for the conduct of Tenant’s business operations, and if Landlord elects to restore the Premises, Landlord shall, within 60 days following the date of the damage, cause a contractor or architect selected by Landlord to give notice (the “Restoration Notice”) to Tenant of the date by which such contractor or architect estimates the restoration of the Premises (excluding any Above Building Standard Installations installed by or on behalf of Tenant) shall be Substantially Completed. If such date, as set forth in the Restoration Notice, is more than 15 months from the date of such damage, then Tenant shall have the right to terminate this Lease by giving notice (the “Termination Notice”) to Landlord not later than 30 days following delivery of the Restoration Notice to Tenant. If Tenant delivers a Termination Notice, this Lease shall be deemed to have terminated as of the date of the giving of the Termination Notice, in the manner set forth in the second sentence of Section 11.4. If Landlord has not substantially completed the reconstruction of the Premises within ninety (90) days after the expiration of the time period for such completion set forth in the Restoration Notice, which time period shall be extended for force majeure and for periods of delay attributable to the wrongful acts or omissions of Tenant and Tenant’s agents, employees or contractors, then Tenant may, as its sole and exclusive remedy, terminate this Lease effective as of the date of notice of such election, by giving written notice to Landlord within ten (10) days after the end of such ninety (90) day period, time being of the essence.

11.6. Final 24 Months. Notwithstanding anything to the contrary in this Article 11, if any damage during the final 24 months of the Term renders the Premises wholly untenantable, either Landlord or Tenant may terminate this Lease by notice to the other party within 30 days after the occurrence of such damage and this Lease shall expire on the 30th day after the date of such notice. For purposes of this Section 11.6, the Premises shall be deemed wholly untenantable if Tenant shall be precluded from using more than 50% of the Premises for the conduct of its business and Tenant’s inability to so use the Premises is reasonably expected to continue for more than 60 days.

11.7. Landlord’s Liability. Any Building employee to whom any property shall be entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant’s agent with respect to such property and neither Landlord nor its agents shall be liable for any damage to such property, or for the loss of or damage to any property of Tenant by theft or otherwise. None of the Insured Parties shall be liable for any injury or damage to persons or property or interruption of Tenant’s business resulting from fire or other casualty, any damage caused by other tenants or persons in the Building or by construction of any private, public or quasi-public work, or any latent defect in the Premises or in the Building (except that Landlord shall be required to repair the same to the extent provided in Article 5). No penalty shall accrue for delays which may arise by reason of adjustment of fire insurance on the part of Landlord or Tenant, or for any Unavoidable Delays arising from any repair or restoration of any portion of the Building, provided that Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises during the performance of any such repair or restoration.

ARTICLE 12

EMINENT DOMAIN

12.1. Taking.

(a)	Total Taking. If all or substantially all of the Real Property, the Building or the Premises shall be acquired or condemned for any public or quasi-public purpose (a “Taking”), this Lease shall terminate and the Term shall end as of the date of the vesting of title and Rent shall be prorated and adjusted as of such date.

(b)	Partial Taking. Upon a Taking of only a part of the Real Property, the Building or the Premises then, except as hereinafter provided in this Article 12, this Lease shall continue in full force and effect, provided that from and after the date of the vesting of title, Fixed Rent and Tenant’s Proportionate Share shall be modified to reflect the reduction of the Premises and/or the Building as a result of such Taking.

(c)	Landlord’s Termination Right. Whether or not the Premises are affected, Landlord may, by notice to Tenant, within 60 days following the date upon which Landlord receives notice of the Taking of all or a portion of the Real Property, the Building or the Premises, terminate this Lease, provided that Landlord elects to terminate leases (including this Lease) affecting at least 50% of the rentable area of the Building.

(d)	Tenant’s Termination Right. If the part of the Real Property so Taken contains more than 20% of the total area of the Premises, or if, by reason of such Taking, Tenant no longer has reasonable means of access to the Premises, Tenant may terminate this Lease by notice to Landlord given within 30 days following the date upon which Tenant is given notice of such Taking. If Tenant so notifies Landlord, this Lease shall end and expire upon the 30th day following the giving of such notice. If a part of the Premises shall be so Taken and this Lease is not terminated in accordance with this Section 12.1 Landlord, without being required to spend more than it collects as an award, shall, subject to the provisions of any Mortgage or Superior Lease, restore that part of the Premises not so Taken to a self-contained rental unit substantially equivalent (with respect to character, quality, appearance and services) to that which existed immediately prior to such Taking, excluding Tenant’s Property and Above Building Standard Installations installed by Tenant.

(e)	Apportionment of Rent. Upon any termination of this Lease pursuant to the provisions of this Article 12, Rent shall be apportioned as of, and shall be paid or refunded up to and including, the date of such termination.

12.2. Awards. Upon any Taking, Landlord shall receive the entire award for any such Taking, and Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term or Tenant’s Alterations; and Tenant hereby assigns to Landlord all of its right in and to such award. Nothing contained in this Article 12 shall be deemed to prevent Tenant from making a separate claim in any condemnation proceedings for the then value of any Tenant’s Property or Above Building Standard Installations installed by Tenant included in such Taking and for any moving expenses, provided any such award is in addition to, and does not result in a reduction of, the award made to Landlord.

12.3. Temporary Taking. If all or any part of the Premises is Taken temporarily during the Term for any public or quasi-public use or purpose, Tenant shall give prompt notice to Landlord and the Term shall not be reduced or affected in any way and Tenant shall continue to pay all Rent payable by Tenant without reduction or abatement and to perform all of its other obligations under this Lease, except to the extent prevented from doing so by the condemning authority, and Tenant shall be entitled to receive any award or payment from the condemning authority for such use, which shall be received, held and applied by Tenant as a trust fund for payment of the Rent falling due.

ARTICLE 13

ASSIGNMENT AND SUBLETTING

13.1. Consent Requirements.

(a)

No Transfers. Except as expressly set forth herein, Tenant shall not assign, mortgage, pledge, encumber, or otherwise transfer this Lease, whether by operation of law or otherwise, and shall not sublet, or permit, or suffer the Premises or any part thereof to be used or occupied by others (whether for desk space, mailing privileges or otherwise), without Landlord’s prior consent in each instance. Any assignment, sublease, mortgage, pledge, encumbrance or transfer in contravention of the provisions of this Article 13 shall be void and shall constitute an Event of Default.

(b)	Collection of Rent. If, without Landlord’s consent, this Lease is assigned, or any part of the Premises is sublet or occupied by anyone other than Tenant or this Lease is encumbered (by operation of law or otherwise), Landlord may collect rent from the assignee, subtenant or occupant, and apply the net amount collected to the Rent herein reserved. No such collection shall be deemed a waiver of the provisions of this Article 13, an acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the performance of Tenant’s covenants hereunder, and in all cases Tenant shall remain fully liable for its obligations under this Lease.

(c)	Further Assignment/Subletting. Landlord’s consent to any assignment or subletting shall not relieve Tenant from the obligation to obtain Landlord’s consent to any further assignment or subletting. In no event shall any permitted subtenant assign or encumber its sublease or further sublet any portion of its sublet space, or otherwise suffer or permit any portion of the sublet space to be used or occupied by others.

13.2. Tenant’s Notice. If Tenant desires to assign this Lease or sublet all or any portion of the Premises, Tenant shall give notice thereof to Landlord, which shall be accompanied by (a) with respect to an assignment of this Lease, the date Tenant desires the assignment to be effective, and (b) with respect to a sublet of all or a part of the Premises, a description of the portion of the Premises to be sublet, the commencement date of such sublease and the rent per rentable square foot Tenant will ask for such portion of the Premises (“Tenant’s Asking Rate”). Such notice shall be deemed an offer from Tenant to Landlord of the right, at Landlord’s option, (1) if the proposed transaction is a subletting (other than to a Related Entity) of fifteen percent (15%) or more of the Premises, to terminate this Lease with respect to such space as Tenant proposes to sublease (the “Partial Space”), upon the terms and conditions hereinafter set forth, or (2) if the proposed transaction is an assignment of this Lease (other than to a Related Entity), to terminate this Lease with respect to the entire Premises. Such option may be exercised by notice from Landlord to Tenant within 30 days after delivery of Tenant’s notice. If Landlord exercises its option to terminate all or a portion of this Lease, (a) this Lease shall end and expire with respect to all or a portion of the Premises, as the case may be, on the date that such assignment or sublease was to commence, (b) Rent shall be apportioned, paid or refunded as of such date, (c) Tenant, upon Landlord’s request, shall enter into an amendment of this Lease ratifying and confirming such total or partial termination, and setting forth any appropriate modifications to the terms and provisions hereof, (d) Landlord shall be free to lease the Premises (or any part thereof) to Tenant’s prospective assignee or subtenant, and (e) Landlord shall, at Landlord’s expense, perform any demising work necessitated by Landlord’s recapture of a portion of the Premises.

13.3. Conditions to Assignment/Subletting.

(a)	If Landlord does not exercise its termination option provided under Section 13.2, and provided no Event of Default then exists, Landlord’s consent to the proposed assignment or subletting shall not be unreasonably withheld or delayed. Such consent shall be granted or denied within 20 days after delivery to Landlord of (i) a true and complete statement reasonably detailing the identity of the proposed assignee or subtenant (“Transferee”), the nature of its business and its proposed use of the Premises, (ii) current financial information with respect to the Transferee, including its most recent financial statements, and (iii) any other information Landlord may reasonably request, provided that:

(i)	in Landlord’s reasonable judgment, the Transferee is engaged in a business or activity, and the Premises will be used in a manner, which (1) is in keeping with the then standards of the Building, (2) is for the Permitted Uses, and (3) does not violate any restrictions set forth in this Lease, any Mortgage or Superior Lease or any negative covenant as to use of the Premises required by any other lease in the Building;

(ii)	the Transferee is reputable with sufficient financial means to perform all of its obligations under this Lease or the sublease, as the case may be;

(iii)	if Landlord has, or reasonably expects to have within 6 months thereafter, comparable space available in the Building, neither the Transferee nor any person which, directly or indirectly, controls, is controlled by, or is under common control with, the Transferee is then an occupant of the Building;

(iv)	the Transferee is not a person or entity (or affiliate of a person or entity) with whom Landlord is then or has been within the prior 6 months negotiating in connection with the rental of space in the Building;

(v)	there shall be not more than 2 subtenants in each floor of the Premises;

(vi)	Intentionally omitted;

(vii)	Tenant shall, upon demand, reimburse Landlord for all reasonable out-of-pocket expenses incurred by Landlord in connection with such assignment or sublease, including any investigations as to the acceptability of the Transferee and all legal costs reasonably incurred in connection with the granting of any requested consent, provided such legal costs shall not exceed $1,500.00 so long as such proposed assignment or sublease, and Landlord’s consent document thereto, do not require negotiation of a scope or level of complexity beyond what is customary or standard in the industry; and;

(viii)	Intentionally omitted

(ix)	the Transferee shall not be entitled, directly or indirectly, to diplomatic or sovereign immunity, regardless of whether the Transferee agrees to waive such diplomatic or sovereign immunity, and shall be subject to the service of process in, and the jurisdiction of the courts of, the County of Cook and State of Illinois.

(b)	With respect to each and every subletting and/or assignment required to be approved by Landlord under the provisions of this Lease:

1. the form of the proposed assignment or sublease shall be reasonably satisfactory to Landlord;

2. no sublease shall be for a term ending later than one day prior to the Expiration Date;

3. no Transferee shall take possession of any part of the Premises, until an executed counterpart of such sublease or assignment has been delivered to Landlord and approved by Landlord as provided in Section 13.3(a);

4. each sublease shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate; and Tenant and each Transferee shall be deemed to have agreed that upon the occurrence and during the continuation of an Event of Default hereunder, Tenant has hereby assigned to Landlord, and Landlord may, at its option, accept such assignment of, all right, title and interest of Tenant as sublandlord under such sublease, together with all modifications, extensions and renewals thereof then in effect and such Transferee shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (A) liable for any previous act or omission of Tenant under such sublease, (B) subject to any counterclaim, offset or defense not expressly provided in such sublease, which theretofore accrued to such Transferee against Tenant, (C) bound by any previous modification of such sublease not consented to by Landlord or by any prepayment of more than one month’s rent, (D) bound to return such Transferee’s security deposit, if any, except to the extent Landlord shall receive actual possession of such deposit and such Transferee shall be entitled to the return of all or any portion of such deposit under the terms of its sublease, or (E) obligated to make any payment to or on behalf of such Transferee, or to perform any work in the subleased space or the Building, or in any way to prepare the subleased space for occupancy, beyond Landlord’s obligations under this Lease. The provisions of this Section 13.3(b)(v) shall be self-operative, and no further instrument shall be required to give effect to this provision, provided that the Transferee shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such subordination and attornment.

13.4. Binding on Tenant: Indemnification of Landlord. Notwithstanding any assignment or subletting or any acceptance of rent by Landlord from any Transferee, Tenant shall remain fully liable for the payment of all Rent due and for the performance of all the covenants, terms and conditions contained in this Lease on Tenant’s part to be observed and performed, and any default under any term, covenant or condition of this Lease by any Transferee or anyone claiming under or through any Transferee shall be deemed to be a default under this Lease by Tenant. Tenant shall indemnify, defend, protect and hold harmless Landlord from and against any and all Losses resulting from any claims that may be made against Landlord by the Transferee or anyone claiming under or through any Transferee (unless such claim relates to Landlord’s alleged negligence or willful misconduct) or by any brokers or other persons claiming a commission or similar compensation in connection with the proposed assignment or sublease, irrespective of whether Landlord shall give or decline to give its consent to any proposed assignment or sublease, or if Landlord shall exercise any of its options under this Article 13.

13.5. Tenant’s Failure to Complete. If Landlord consents to a proposed assignment or sublease and Tenant fails to execute and deliver to Landlord such assignment or sublease within 90 days after the giving of such consent or the amount of space subject to such sublease varies by more than 10% from that specified in the notice given by Tenant to Landlord pursuant to Section 13.2, or the net effective rent payable under such sublease is less than 95% of Tenant’s Asking Rate, then Tenant shall again comply with all of the provisions and conditions of Sections 13.2, 13.3 and 13.4 before assigning this Lease or subletting all or part of the Premises.

13.6. Profits. If Tenant enters into any assignment or sublease permitted hereunder or consented to by Landlord, Tenant shall, within 60 days of Landlord’s consent to such assignment or sublease, deliver to Landlord a list of Tenant’s reasonable third-party brokerage fees, legal fees and architectural fees paid or to be paid in connection with such transaction and any actual costs incurred by Tenant in separately demising the subleased space (collectively, “Transaction Costs”), together with a list of all of Tenant’s Property to be transferred to such Transferee. Tenant shall deliver to Landlord evidence of the payment of such Transaction Costs promptly after the same are paid. In consideration of such assignment or subletting, Tenant shall pay to Landlord:

(a)	In the case of an assignment, on the effective date of the assignment, 50% of all sums and other consideration paid to Tenant by the Transferee for or by reason of such assignment (including sums paid for the sale or rental of Tenant’s Property, less, the then fair market or rental value thereof, as reasonably determined by Landlord) after first deducting the Transaction Costs; or

(b)	In the case of a sublease, 50% of any consideration payable under the sublease to Tenant by the Transferee which exceeds on a per square foot basis the Fixed Rent and Additional Rent accruing during the term of the sublease in respect of the subleased space (together with any sums paid for the sale or rental of Tenant’s Property, less, the then fair market or rental value thereof, as reasonably determined by Landlord) after first deducting the amount of Transaction Costs. The sums payable under this clause shall be paid by Tenant to Landlord monthly as and when paid by the subtenant to Tenant.

13.7. Transfers.

(a)	Related Entities. If Tenant is a legal entity, the transfer (by one or more transfers) of a majority of the stock or other beneficial ownership interest in Tenant (collectively “Ownership Interests”) shall be deemed a voluntary assignment of this Lease; provided, however, that the provisions of this Article 13 shall not apply to the transfer of Ownership Interests in Tenant if and so long as Tenant is publicly traded on a nationally recognized stock exchange or in connection with an initial public offering on such an exchange. For purposes of this Section 13.7 the term “transfers” shall be deemed to include the issuance of new Ownership Interests which results in a majority of the Ownership Interests in Tenant being held by a person or entity which does not hold a majority of the Ownership Interests in Tenant on the Effective Date. The provisions of Section 13.1 shall not apply to transactions with a business entity into or with which Tenant is merged or consolidated or to which substantially all of Tenant’s assets or equity interests are transferred so long as (i) such transfer was made for a legitimate independent business purpose and not for the purpose of transferring this Lease, (ii)the successor to Tenant has a net worth computed in accordance with generally accepted accounting principles at least equal to the net worth of Tenant immediately prior to such merger, consolidation or transfer, and (iii) proof satisfactory to Landlord of such net worth is delivered to Landlord at least 10 days prior to the effective date of any such transaction (or if prior notice is not allowed by applicable Requirements, promptly thereafter). Tenant may also, upon prior notice to Landlord, permit any business entity which controls, is controlled by, or is under common control with the original Tenant (a “Related Entity”) to sublet all or part of the Premises for any Permitted Use, provided the Related Entity is in Landlord’s reasonable judgment of a character and engaged in a business which is in keeping with the standards for the Building and for so long as such entity remains a Related Entity. Such sublease shall not be deemed to vest in any such Related Entity any right or interest in this Lease nor shall it relieve, release, impair or discharge any of Tenant’s obligations hereunder. For the purposes hereof, “control” shall be deemed to mean ownership of not less than 50% of all of the Ownership Interests of such corporation or other business entity.

(b)	Applicability. The limitations set forth in this Section 13.7 shall apply to Transferee(s) and guarantor(s) of this Lease, if any, and any transfer by any such entity in violation of this Section 13.7 shall be a transfer in violation of Section 13.1.

(c)	Modification, Takeover Agreements. Any modification, amendment or extension of a sublease shall be deemed a sublease for the purposes of Section 13.1 hereof.

13.8. Assumption of Obligations. No assignment or transfer shall be effective unless and until the Transferee executes, acknowledges and delivers to Landlord an agreement in form and substance reasonably satisfactory to Landlord whereby the assignee (a) assumes Tenant’s obligations under this Lease and (b) agrees that, notwithstanding such assignment or transfer, the provisions of Section 13.1 hereof shall be binding upon it in respect of all future assignments and transfers.

13.9. Tenant’s Liability. The joint and several liability of Tenant and any successor-in-interest of Tenant and the due performance of Tenant’s obligations under this Lease shall not be discharged, released or impaired by any agreement or stipulation made by Landlord, or any grantee or assignee of Landlord, extending the time, or modifying any of the terms and provisions of this Lease, or by any waiver or failure of Landlord, or any grantee or assignee of Landlord, to enforce any of the terms and provisions of this Lease.

13.10. Listings in Building Directory. The listing of any name other than that of Tenant on the doors of the Premises, the Building directory or elsewhere shall not vest any right or interest in this Lease or in the Premises, nor be deemed to constitute Landlord’s consent to any assignment or transfer of this Lease or to any sublease of the Premises or to the use or occupancy thereof by others. Any such listing shall constitute a privilege revocable in Landlord’s discretion by notice to Tenant.

13.11. Lease Disaffirmance or Rejection. If at any time after an assignment by Tenant named herein, this Lease is not affirmed or is rejected in any bankruptcy proceeding or any similar proceeding, or upon a termination of this Lease due to any such proceeding, Tenant named herein, upon request of Landlord given after such disaffirmance, rejection or termination (and actual notice thereof to Landlord in the event of a disaffirmance or rejection or in the event of termination other than by act of Landlord), shall (a) pay to Landlord all Rent and other charges due and owing by the assignee to Landlord under this Lease to and including the date of such disaffirmance, rejection or termination, and (b) as “tenant,” enter into a new lease of the Premises with Landlord for a term commencing on the effective date of such disaffirmance, rejection or termination and ending on the Expiration Date, at the same Rent and upon the then executory terms, covenants and conditions contained in this Lease, except that (i) the rights of Tenant named herein under the new lease shall be subject to the possessory rights of the assignee under this Lease and the possessory rights of any persons claiming through or under such assignee or by virtue of any statute or of any order of any court, (ii) such new lease shall require all defaults existing under this Lease to be cured by Tenant named herein with due diligence, and (iii) such new lease shall require Tenant named herein to pay all Rent which, had this Lease not been so disaffirmed, rejected or terminated, would have become due under the provisions of this Lease after the date of such disaffirmance, rejection or termination with respect to any period prior thereto. If Tenant named herein defaults in its obligations to enter into such new lease for a period of 10 days after Landlord’s request, then, in addition to all other rights and remedies by reason of default, either at law or in equity, Landlord shall have the same rights and remedies against Tenant named herein as if it had entered into such new lease and such new lease had thereafter been terminated as of the commencement date thereof by reason of Tenant’s default thereunder.

ARTICLE 14

ACCESS TO PREMISES

14.1. Landlord’s Access.

(a)	Landlord, Landlord’s agents and utility service providers servicing the Building may erect, use and maintain concealed ducts, pipes and conduits in and through the Premises provided such use does not cause the usable area of the Premises to be reduced beyond a de minimis amount. Landlord shall promptly repair any damage to the Premises caused by any work performed pursuant to this Article 14.

(b)	Landlord, any Lessor or Mortgagee and any other party designated by Landlord and their respective agents shall have the right to enter the Premises at all reasonable times, upon reasonable notice (which notice may be oral) except in the case of emergency, to examine the Premises, to show the Premises to prospective purchasers, Mortgagees, Lessors or tenants and their respective agents and representatives or others and to perform Restorative Work to the Premises or the Building. Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s business operations in connection with any such entry.

(c)	All parts (except surfaces facing the interior of the Premises) of all walls, windows and doors bounding the Premises, all balconies, terraces and roofs adjacent to the Premises, all space in or adjacent to the Premises used for shafts, stacks, stairways, mail chutes, conduits and other mechanical facilities, Building Systems; Building facilities and Common Areas are not part of the Premises, and Landlord shall have the use thereof and access thereto through the Premises for the purposes of Building operation, maintenance, alteration and repair.

14.2. Building Name. Landlord has the right at any time to change the name, number or designation by which the Building is commonly known.

14.3. Light and Air. If at any time any windows of the Premises are temporarily darkened or covered over by reason of any Restorative Work, any of such windows are permanently darkened or covered over due to any Requirement or there is otherwise a diminution of light, air or view by another structure which may hereafter be erected (whether or not by Landlord), Landlord shall not be liable for any damages and Tenant shall not be entitled to any compensation or abatement of any Rent, nor shall the same release Tenant from its obligations hereunder or constitute an actual or constructive eviction.

ARTICLE 15

DEFAULT

15.1. Tenant’s Defaults. Each of the following events shall be an “Event of Default” hereunder:

(a)	Tenant fails to pay when due any installment of Rent and such default shall continue for five (5) days after notice of such default is given to Tenant (which notice may be in the form of an Illinois Statutory 5-day notice utilized in Forcible Entry and Detainer Proceedings), except that if Landlord shall have given two such notices of default in the payment of any Rent in any 12-month period, Tenant shall not be entitled to any further notice of its delinquency in the payment of any Rent or an extended period in which to make payment until such time as 12 consecutive months shall have elapsed without Tenant having failed to make any such payment when due, and the occurrence of any default in the payment of any Rent within such 12-month period after the giving of 2 such notices shall constitute an Event of Default; or

(b)	Tenant fails to observe or perform any other term, covenant or condition of this Lease and such failure continues for more than 30 days (10 days with respect to a default under Article 3) after notice by Landlord to Tenant of such default, or if such default (other than a default under Article 3) is of a nature that it cannot be completely remedied within 30 days, failure by Tenant to commence to remedy such failure within said 30 days, and thereafter diligently prosecute to completion all steps necessary to remedy such default; or

(c)	if Landlord applies or retains any part of the security held by it hereunder, and Tenant fails to deposit with Landlord the amount so applied or retained by Landlord, or to provide Landlord with a replacement Letter of Credit (as hereinafter defined), if applicable, within 5 days after notice by Landlord to Tenant stating the amount applied or retained; or

(d)	Tenant files a voluntary petition in bankruptcy or insolvency, or is adjudicated a bankrupt or insolvent, or files any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any present or future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, or makes an assignment for the benefit of creditors or seeks or consents to or acquiesces in the appointment of any trustee, receiver, liquidator or other similar official for Tenant or for all or any part of Tenant’s property; or

(e)	A court of competent jurisdiction shall enter an order, judgment or decree adjudicating Tenant bankrupt, or appointing a trustee, receiver or liquidator of Tenant, or of the whole or any substantial part of its property, without the consent of Tenant, or approving a petition filed against Tenant seeking reorganization or arrangement of Tenant under the bankruptcy laws of the United States, as now in effect or hereafter amended, or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within 60 days from the date of entry thereof

Upon the occurrence of any one or more of such Events of Default, Landlord may, at its sole option, give to Tenant notice of cancellation of this Lease (or of Tenant’s possession of the Premises), in which event this Lease and the Term (or Tenant’s possession of the Premises) shall terminate (whether or not the Term shall have commenced) with the same force and effect as if the date set forth in the notice was the Expiration Date stated herein; and Tenant shall then quit and surrender the Premises to Landlord, but Tenant shall remain liable for damages as provided in this Article 15. Any notice of cancellation of the Term (or Tenant’s possession of the Premises) may be given simultaneously with any notice of default given to Tenant.

15.2. Landlord’s Remedies.

(a)	Possession/Reletting. If this Lease and the Term, or Tenant’s right to possession of the Premises, terminates as provided in Section 15.1:

1. Surrender of Possession. Tenant shall quit and surrender the Premises to Landlord, and Landlord and its agents may immediately, or at any time after such termination, re-enter the Premises or any part thereof, without notice, either by summary proceedings, or by any other applicable action or proceeding, or by force (to the extent permitted by law) or otherwise in accordance with applicable legal proceedings (without being liable to indictment, prosecution or damages therefor), and may repossess the Premises and dispossess Tenant and any other persons from the Premises and remove any and all of their property and effects from the Premises.

2. Landlord’s Reletting. Landlord, at Landlord’s option, may relet all or any part of the Premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for any term ending before, on or after the Expiration Date, at such rental and upon such other conditions (which may include concessions and free rent periods) as Landlord, in its sole discretion, may determine. Landlord shall have no obligation to accept any tenant offered by Tenant and shall not be liable for failure to relet or, in the event of any such reletting, for failure to collect any rent due upon any such reletting; and no such failure shall relieve Tenant of, or otherwise affect, any liability under this Lease. However, to the extent required by law, Landlord shall use reasonable efforts to mitigate its damages but shall not be required to divert prospective tenants from any other portions of the Building. Landlord, at Landlord’s option, may make such alterations, decorations and other physical changes in and to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability.

(b)

Tenant’s Waiver. Tenant, on its own behalf and on behalf of all persons claiming through or under Tenant, including all creditors, hereby waives all rights which Tenant and all such persons might otherwise have under any Requirement (i) to the service of any notice of intention to re-enter or to institute legal proceedings, (ii) to redeem, or to re-enter or repossess the Premises, or (iii) to restore the operation of this Lease, after (A) Tenant shall have been dispossessed by judgment or by warrant of any court or judge, (B) any re-entry by Landlord, or

(C) any expiration or early termination of the term of this Lease, whether such dispossess, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease. The words “re-enter,” “re-entry” and “re- entered” as used in this Lease shall not be deemed to be restricted to their technical legal meanings.

(c)	Tenant’s Breach. Upon the breach or threatened breach by Tenant, or any persons claiming through or under Tenant, of any term, covenant or condition of this Lease, Landlord shall have the right to enjoin such breach and to invoke any other remedy allowed by law or in equity as if re-entry, summary proceedings and other special remedies were not provided in this Lease for such breach. The rights to invoke the remedies set forth above are cumulative and shall not preclude Landlord from invoking any other remedy allowed at law or in equity.

15.3. Landlord’s Damages.

(a)	Amount of Damages. If this Lease and the Term, or Tenant’s right to possession of the Premises, terminates as provided in Section 15.1, then:

1. Tenant shall pay to Landlord all items of Rent payable under this Lease by Tenant to Landlord prior to the date of termination;

2. Landlord may draw upon the Letter of Credit for any monies, and/or retain all monies, if any, paid by Tenant to Landlord, whether as prepaid Rent, a security deposit, any unused cash proceeds of a Letter of Credit or otherwise, which monies, to the extent not otherwise applied to amounts due and owing to Landlord, shall be credited by Landlord against any damages payable by Tenant to Landlord;

3. Tenant shall pay to Landlord, in monthly installments, on the days specified in this Lease for payment of installments of Fixed Rent, any Deficiency; it being understood that Landlord shall be entitled to recover the Deficiency from Tenant each month as the same shall arise, and no suit to collect the amount of the Deficiency for any month, shall prejudice Landlord’s right to collect the Deficiency for any subsequent month by a similar proceeding; and

4. whether or not Landlord shall have collected any monthly Deficiency, Tenant shall pay to Landlord, on demand, in lieu of any further Deficiency and as liquidated and agreed final damages, a sum equal to the amount by which the Rent for the period which otherwise would have constituted the unexpired portion of the Term (assuming the Additional Rent during such period to be the same as was payable for the year immediately preceding such termination or re-entry, increased in each succeeding year by 4% (on a compounded basis)) exceeds the then fair and reasonable rental value of the Premises, for the same period (with both amounts being discounted to present value at a rate of interest equal to 2%

below the then Base Rate) less the aggregate amount of Deficiencies theretofore collected by Landlord pursuant to the provisions of Section 15.3(a)(iii) for the same period. If, before presentation of proof of such liquidated damages to any court, commission or tribunal, the Premises, or any part thereof, shall have been relet by Landlord for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, the amount of rent reserved upon such reletting shall be deemed prima facie, to be the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the reletting.

(b)	Reletting. If the Premises, or any part thereof, shall be relet together with other space in the Building, the rents collected or reserved under any such reletting and the expenses of any such reletting shall be equitably apportioned for the purposes of this Section 15.3. Tenant shall not be entitled to any rents collected or payable under any reletting, whether or not such rents exceeds the Fixed Rent reserved in this Lease. Nothing contained in Article 15 shall be deemed to limit or preclude the recovery by Landlord from Tenant of the maximum amount allowed to be obtained as damages by any Requirement, or of any sums or damages to which Landlord may be entitled in addition to the damages set forth in this Section 15.3.

15.4. Interest. If any payment of Rent is not paid within 5 days after the date when due, interest shall accrue on such payment, from the date such payment became due until paid at the Interest Rate. Tenant acknowledges that late payment by Tenant of Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to fix. Such costs include, without limitation, processing and accounting charges, and late charges that may be imposed on Landlord by the terms of any note secured by a Mortgage covering the Premises. Therefore, in addition to interest, if any amount is not paid when due, a late charge equal to 5% of such amount shall be assessed. Notwithstanding the foregoing, on 2 occasions during any calendar year of the Term, Landlord shall give Tenant notice of such late payment and Tenant shall have a period of 5 days thereafter in which to make such payment before any interest or late charge is assessed. Such interest and late charges are separate and cumulative and are in addition to and shall not diminish or represent a substitute for any of Landlord’s rights or remedies under any other provision of this Lease.

15.5. Other Rights of Landlord. If Tenant fails to pay any Additional Rent when due, Landlord, in addition to any other right or remedy, shall have the same rights and remedies as in the case of a default by Tenant in the payment of Fixed Rent. If Tenant is in arrears in the payment of Rent, Tenant waives Tenant’s right, if any, to designate the items against which any payments made by Tenant are to be credited, and Landlord may apply any payments made by Tenant to any items Landlord sees fit, regardless of any request by Tenant. Landlord reserves the right, without liability to Tenant and without constituting any claim of constructive eviction, to suspend furnishing or rendering to Tenant any property, material, labor, utility or other service, whenever Landlord is obligated to furnish or render the same at the expense of Tenant, in the event that (but only for so long as) Tenant is in arrears in paying Landlord for such items for more than 5 days after notice from Landlord to Tenant demanding the payment of such arrears.

15.6. Landlord Default. If Landlord shall fail to perform any of its obligations under this Lease, and if such failure continues for a period of more than thirty (30) days after written notice from Tenant (or such longer period of time as may be reasonably necessary to cure such failure) specifying such failure in reasonable detail, Landlord shall be in default hereunder and Tenant may at its option exercise any of its rights and remedies at any time thereafter and prior to Landlord’s cure of such default.

ARTICLE 16

LANDLORD’S RIGHT TO CURE: FEES AND EXPENSES

If Tenant defaults in the performance of its obligations under this Lease, Landlord, without waiving such default, may perform such obligations at Tenant’s expense: (a) immediately, and without notice, in the case of emergency or if the default (i) materially interferes with the use by any other tenant of the Building, (ii) materially interferes with the efficient operation of the Building, (iii) results in a violation of any Requirement, or (iv) results or will result in a cancellation of any insurance policy maintained by Landlord, and (b) in any other case if such default continues after 30 days from the date Landlord gives notice of Landlord’s intention to perform the defaulted obligation. Notwithstanding the foregoing, each time period listed above in this Article 16 shall be extended if the default is of a nature that it cannot be remedied within the applicable time period, so long as Tenant commences to remedy such default within the time period and thereafter diligently prosecutes to completion all steps necessary to remedy such default. All costs and expenses incurred by Landlord in connection with any such performance by it and all costs and expenses, including reasonable counsel fees and disbursements, incurred by Landlord in any action or proceeding (including, without limitation, any unlawful detainer proceeding or bankruptcy proceedings related to Tenant) brought by Landlord relating to an Event of Default (provided Landlord is the prevailing party) or in which Landlord, through Tenant’s fault, is a party or in which Landlord, through Tenant’s fault, becomes involved or concerned, shall be paid by Tenant to Landlord on demand, with interest thereon at the Interest Rate from the date incurred by Landlord. Except as expressly provided to the contrary in this Lease, all costs and expenses which, pursuant to this Lease are incurred by Landlord and payable to Landlord by Tenant, and all charges, amounts and sums payable to Landlord by Tenant for any property, material, labor, utility or other services which, pursuant to this Lease or at the request and for the account of Tenant, are provided, furnished or rendered by Landlord, shall become due and payable by Tenant to Landlord within 30 days after receipt of Landlord’s invoice for such amount.

ARTICLE 17

NO REPRESENTATIONS BY LANDLORD: LANDLORD’S APPROVAL

17.1. No Representations. Except as expressly set forth herein, Landlord and Landlord’s agents have made no warranties, representations, statements or promises with respect to the Building, the Real Property or the Premises and no rights, easements or licenses are acquired by Tenant by implication or otherwise. Tenant is entering into this Lease after full investigation and is not relying upon any statement or representation made by Landlord not embodied in this Lease.

17.2. No Money Damages. Wherever in this Lease Landlord’s consent or approval is required, if Landlord refuses to grant such consent or approval, whether or not Landlord expressly agreed that such consent or approval would not be unreasonably withheld, Tenant shall not make, and Tenant hereby waives, any claim for money damages (including any claim by way of set-off, counterclaim or defense) based upon Tenant’s claim or assertion that Landlord unreasonably withheld or delayed its consent or approval. Tenant’s sole remedy shall be an action or proceeding to enforce such provision, by specific performance, injunction or declaratory judgment. In no event shall either Landlord or Tenant be liable for, and Tenant and Landlord, on behalf of itself and all other parties claiming through it, hereby waives any claim for, any indirect, consequential or punitive damages, including loss of profits or business opportunity, arising under or in connection with this Lease, except pursuant to Section 18.2 hereof.

17.3. Reasonable Efforts. For purposes of this Lease, “reasonable efforts” by Landlord shall not include an obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses whatsoever.

ARTICLE 18

END OF TERM

18.1. Expiration. Upon the expiration or other termination of this Lease, Tenant shall quit and surrender the Premises to Landlord vacant, broom clean and in good order and condition, ordinary wear and tear and damage for which Tenant is not responsible under the terms of this Lease excepted, and Tenant shall remove all of Tenant’s Property and Tenant’s Specialty Alterations.

18.2. Holdover Rent. Landlord and Tenant recognize that Landlord’s damages resulting from Tenant’s failure to timely surrender possession of the Premises may be substantial, may exceed the amount of the Rent payable hereunder, and will be impossible to accurately measure. Accordingly, if possession of the Premises is not surrendered to Landlord on the Expiration Date or sooner termination of this Lease, in addition to any other rights or remedies Landlord may have hereunder or at law, Tenant shall (a) pay to Landlord for each month (or any portion thereof) during which Tenant holds over in the Premises after the Expiration Date or sooner termination of this Lease, a sum equal to 1.5 times the Rent payable under this Lease for the last full calendar month of the Term for the first sixty (60) days of such holding over, and two (2) times the Rent payable under this Lease for the last full calendar month of the Term commencing on the sixty-first (61st) day of such holding over, and (b) if Tenant holds over in possession for more than sixty (60) days, be liable to Landlord for (i) any payment or rent concession which Landlord may be required to make to any tenant obtained by Landlord for all or any part of the Premises (a “New Tenant”) in order to induce such New Tenant not to terminate its lease by reason of the holding-over by Tenant, and (ii) the loss of the benefit of the bargain if any New Tenant shall terminate its lease by reason of the holding-over by Tenant, and (c) if Tenant holds over in possession for more than sixty (60) days, indemnify Landlord against all claims for damages by any New Tenant. If Tenant so requests in a written notice to Landlord, Landlord shall promptly notify Tenant in writing as to whether Landlord has then entered into a lease agreement for all or any portion of the Premises. No holding-over by Tenant, nor the payment to Landlord of the amounts specified above, shall operate to extend the Term hereof. Nothing herein contained shall be deemed to permit Tenant to retain possession of the Premises after the Expiration Date or sooner termination of this Lease, and no acceptance by Landlord of payments from Tenant after the Expiration Date or sooner termination of this Lease shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Section 18.2.

ARTICLE 19

QUIET ENJOYMENT

Provided this Lease is in full force and effect and no Event of Default then exists, Tenant may peaceably and quietly enjoy the Premises without hindrance by Landlord or any person lawfully claiming through or under Landlord, subject to the terms and conditions of this Lease and to all Superior Leases and Mortgages.

ARTICLE 20

NO SURRENDER: NO WAIVER

20.1. No Surrender or Release. No act or thing done by Landlord or Landlord’s agents or employees during the Term shall be deemed an acceptance of a surrender of the Premises, and no provision of this Lease shall be deemed to have been waived by Landlord, unless such waiver is in writing and is signed by Landlord.

20.2. No Waiver. The failure of either party to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or any of the Rules and Regulations, shall not be construed as a waiver or relinquishment for the future performance of such obligations of this Lease or the Rules and Regulations, or of the right to exercise such election but the same shall continue and remain in full force and effect with respect to any subsequent breach, act or omission. The receipt by Landlord of any Rent payable pursuant to this Lease or any other sums with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Rent herein stipulated shall be deemed to be other than a payment on account of the earliest stipulated Rent, or as Landlord may elect to apply such payment, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease.

ARTICLE 21

WAIVER OF TRIAL BY JURY: COUNTERCLAIM

21.1. Jury Trial Waiver. LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER ON ANY MATTERS IN ANY WAY ARISING

OUT OF OR CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY STATUTE, EMERGENCY OR OTHERWISE.

21.2. Waiver of Counterclaim. If Landlord commences any summary proceeding against Tenant, Tenant will not interpose any counterclaim of any nature or description in any such proceeding (unless failure to impose such counterclaim would preclude Tenant from asserting in a separate action the claim which is the subject of such counterclaim), and will not seek to consolidate such proceeding with any other action which may have been or will be brought in any other court by Tenant.

ARTICLE 22

NOTICES

Except as otherwise expressly provided in this Lease, all consents, notices, demands, requests, approvals or other communications given under this Lease shall be in writing and shall be deemed sufficiently given or rendered if delivered by hand (provided a signed receipt is obtained) or if sent by registered or certified mail (return receipt requested) or by a nationally recognized overnight delivery service making receipted deliveries, addressed to Landlord and Tenant as set forth in Article 1, and to any Mortgagee or Lessor who shall require copies of notices and whose address is provided to Tenant, or to such other address(es) as Landlord, Tenant or any Mortgagee or Lessor may designate as its new address(es) for such purpose by notice given to the other in accordance with the provisions of this Article 22. Any such approval, consent, notice, demand, request or other communication shall be deemed to have been given on the date of receipted delivery, refusal to accept delivery or when delivery is first attempted but cannot be made due to a change of address for which no notice is given or 3 Business Days after it shall have been mailed as provided in this Article 22, whichever is earlier.

ARTICLE 23

RULES AND REGULATIONS

All Tenant Parties shall observe and comply with the Rules and Regulations, as supplemented or amended from time to time. Landlord reserves the right, from time to time, to adopt additional reasonable Rules and Regulations and to reasonably amend the Rules and Regulations then in effect. No such supplements, additions or amendments to the Rules and Regulations shall discriminate against Tenant or deprive Tenant of any rights or privileges under this Lease. Nothing contained in this Lease shall impose upon Landlord any obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease against any other Building tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant its employees, agents, visitors or licensees, provided that Landlord shall enforce the Rules or Regulations against Tenant in a non-discriminatory fashion.

ARTICLE 24

BROKER

Landlord has retained J. F. McKinney & Associates, Ltd. as leasing agent (“Leasing Agent”) in connection with this Lease and Landlord will be solely responsible for any fee that may be payable to Leasing Agent. Landlord agrees to pay a commission to Tenant’s Broker pursuant to a separate agreement. Each of Landlord and Tenant represents and warrants to the other that neither it nor its agents have dealt with any broker in connection with this Lease other than Leasing Agent and Tenant’s Broker. Each of Landlord and Tenant shall indemnify, defend, protect and hold the other party harmless from and against any and all Losses which the indemnified party may incur by reason of any claim of or liability to any broker, finder or like agent (other than Leasing Agent and Tenant’s Broker) arising out of any dealings claimed to have occurred between the indemnifying party and the claimant in connection with this Lease, and/or the above representation being false.

ARTICLE 25

INDEMNITY

25.1. Tenant’s Indemnity. Tenant shall not do or permit to be done any act or thing upon the Premises or the Building which may subject Landlord to any liability or responsibility for injury, damages to persons or property or to any liability by reason of any violation of any Requirement, and shall exercise such control over the Premises as to fully protect Landlord against any such liability. Tenant shall indemnify, defend, protect and hold harmless each of the Indemnitees from and against any and all Losses, resulting from any claims (i) against the Indemnitees arising from any negligence or willful misconduct of any Tenant Parties, (ii) against the Indemnitees arising from any accident, injury or damage whatsoever caused to any person or to the property of any person and occurring in or about the Premises, and (iii) against the Indemnitees resulting from any breach, violation or nonperformance of any covenant, condition or agreement of this Lease on the part of Tenant to be fulfilled, kept, observed or performed.

25.2. Landlord’s Indemnity. Landlord shall indemnify, defend, protect and hold harmless Tenant and its officers, shareholders, directors, managers, members, employees, contractors, agents and representatives (collectively, “Tenant’s Indemnitees”) from and against all Losses incurred by Tenant or any of Tenant’s Indemnitees arising from any accident, injury or damage whatsoever caused to any person or the property of any person in or about the Common Areas to the extent attributable to the negligence or willful misconduct of Landlord or its employees or agents.

25.3. Defense and Settlement.

(a)

If any claim, action or proceeding is made or brought against any Indemnitee, then upon demand by an Indemnitee, Tenant, at its sole cost and expense, shall resist or defend such claim, action or proceeding in the Indemnitee’s name (if necessary), by attorneys approved by the Indemnitee, which approval shall not be unreasonably withheld (attorneys for Tenant’s insurer shall be deemed approved for purposes of this Section 25.3). Notwithstanding the foregoing, an Indemnitee may retain its own attorneys to participate or assist in defending any claim, action or proceeding involving potential liability in excess of the amount available under Tenant’s liability insurance carried under Section 11.1 for such claim and Tenant shall pay the reasonable fees and disbursements of such attorneys. If Tenant fails to diligently defend or if there is a legal conflict or other conflict of interest, then Landlord may retain separate counsel at Tenant’s expense. Notwithstanding anything herein contained to the contrary, Tenant may direct the Indemnitee to settle any claim, suit or other proceeding provided that (a) such settlement shall involve no obligation on the part of the Indemnitee other than the payment of money, (b) any payments to be made pursuant to such settlement shall be paid in full exclusively by Tenant at the time such settlement is reached, (c) such settlement shall not require the Indemnitee to admit any liability, and (d) the Indemnitee shall have received an unconditional release from the other parties to such claim, suit or other proceeding.

(b)	If any claim, action or proceeding is made or brought against any Tenant Indemnitee for which it is indemnified by Landlord pursuant to the terms of this Lease, then upon written demand by a Tenant Indemnitee, Landlord, at its sole cost and expense, shall resist or defend such claim, action or proceeding in the Tenant Indemnitee’s name (if necessary), by attorneys approved by the Tenant Indemnitee, which approval shall not be unreasonably withheld (attorneys for Landlord’s insurer shall be deemed approved for purposes of this Section 25.3). Notwithstanding the foregoing, a Tenant Indemnitee may retain its own attorneys to participate or assist in defending any claim, action or proceeding involving potential liability in excess of the amount available under Landlord’s liability insurance for such claim and Landlord shall pay the reasonable fees and disbursements of such attorneys. If Landlord fails to diligently defend or if there is a legal conflict or other conflict of interest, then Tenant may retain separate counsel at Landlord’s expense. Notwithstanding anything herein contained to the contrary, Landlord may direct the Tenant Indemnitee to settle any claim, suit or other proceeding provided that (i) such settlement shall involve no obligation on the part of the Tenant Indemnitee other than the payment of money, (ii) any payments to be made pursuant to such settlement shall be paid in full exclusively by Landlord at the time such settlement is reached, (iii) such settlement shall not require the Tenant Indemnitee to admit any liability, and (iv) the Tenant Indemnitee shall have received an unconditional release from the other parties to such claim, suit or other proceeding.

ARTICLE 26

MISCELLANEOUS

26.1. Delivery. This Lease shall not be binding upon Landlord or Tenant unless and until Landlord shall have executed and delivered a fully executed copy of this Lease to Tenant.

26.2. Transfer of Real Property. Landlord’s obligations under this Lease shall not be binding upon the Landlord named herein after the sale, conveyance, assignment or transfer (collectively, a “Transfer”) by such Landlord (or upon any subsequent landlord after the Transfer by such subsequent landlord) of its interest in the Building or the Real Property, as the case may be, and in the event of any such Transfer, Landlord (and any such subsequent Landlord) shall be entirely freed and relieved of all covenants and obligations of Landlord hereunder arising from and after the date of Transfer and the transferee of Landlord’s interest (or that of such subsequent Landlord) in the Building or the Real Property, as the case may be, shall be deemed to have assumed all obligations under this Lease arising from and after the date of Transfer.

26.3. Limitation on Liability. The liability of Landlord for Landlord’s obligations under this Lease shall be limited to Landlord’s interest in the Real Property and Tenant shall not look to any other property or assets of Landlord or the property or assets of any direct or indirect partner, member, manager, shareholder, director, officer, principal, employee or agent of Landlord (collectively, the “Parties”) in seeking either to enforce Landlord’s obligations under this Lease or to satisfy a judgment for Landlord’s failure to perform such obligations; and none of the Parties shall be personally liable for the performance of Landlord’s obligations under this Lease.

26.4. Rent. All amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated Fixed Rent, Tenant’s Tax Payment, Tenant’s Operating Payment, Additional Rent or Rent, shall constitute rent for the purposes of Section 502(b)(6) of the United States Bankruptcy Code.

26.5. Entire Document. This Lease (including any Schedules and Exhibits referred to herein and all supplementary agreements provided for herein) contains the entire agreement between the parties and all prior negotiations and agreements are merged into this Lease. All of the Schedules and Exhibits attached hereto are incorporated in and made a part of this Lease, provided that in the event of any inconsistency between the terms and provisions of this Lease and the terms and provisions of the Schedules and Exhibits hereto, the terms and provisions of this Lease shall control.

26.6. Governing Law. This Lease shall be governed in all respects by the laws of the State of Illinois.

26.7. Unenforceability. If any provision of this Lease, or its application to any Person or circumstance, shall ever be held to be invalid or unenforceable, then in each such event the remainder of this Lease or the application of such provision to any other Person or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each provision hereof shall remain valid and enforceable to the fullest extent permitted by law.

26.8. Lease Disputes.

(a)	Landlord and Tenant each agree that all disputes arising, directly or indirectly, out of or relating to this Lease, and all actions to enforce this Lease, shall be dealt with and adjudicated in the state courts of the State of Illinois, County of Cook or the United States District Court for the Northern District of Illinois (Eastern Division) and for that purpose hereby expressly and irrevocably submits itself to the jurisdiction of such courts. Landlord and Tenant each agree that so far as is permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners specified in this Lease, or as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon it in any such court.

(b)	To the extent that Tenant has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Tenant irrevocably waives such immunity in respect of its obligations under this Lease.

26.9. Landlord’s Agent. Unless Landlord delivers written notice to Tenant to the contrary, Landlord’s Agent is authorized to act as Landlord’s agent in connection with the performance of this Lease, and Tenant shall be entitled to rely upon correspondence received from Landlord’s Agent. Tenant acknowledges that Landlord’s Agent is acting solely as agent for Landlord in connection with the foregoing; and neither Landlord’s Agent nor any of its direct or indirect partners, members, managers, officers, shareholders, directors, employees, principals, agents or representatives shall have any liability to Tenant in connection with the performance of this Lease, and Tenant waives any and all claims against any and all of such parties arising out of, or in any way connected with, this Lease, the Building or the Real Property.

26.10. Estoppel. Within 7 days following request from Landlord, any Mortgagee or any Lessor, Tenant shall deliver to Landlord a statement executed and acknowledged by Tenant, in form reasonably satisfactory to Landlord, (a) stating the Rent Commencement Date and the Expiration Date, and that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (b) setting forth the date to which the Fixed Rent and any Additional Rent have been paid, together with the amount of monthly Fixed Rent and Additional, Rent then payable, (c) stating whether or not, to the best of Tenant’s knowledge, Landlord is in default under this Lease, and, if Landlord is in default, setting forth the specific nature of all such defaults, (d) stating the amount of the security, if any, under this Lease, (e) stating whether there are any subleases or assignments affecting the Premises, (f) stating the address of Tenant to which all notices and communications under this Lease shall be sent, and (g) responding to any other matters reasonably requested by Landlord, such Mortgagee or such Lessor. Tenant acknowledges that any statement delivered pursuant to this Section 26.10 may be relied upon by any purchaser or owner of the Real Property or the Building, all or any portion of Landlord’s interest in the Real Property or the Building or any Superior Lease, or by any Mortgagee, or assignee thereof or by any Lessor, or assignee thereof.

26.11. Certain Interpretational Rules. For purposes of this Lease, whenever the words “include”, “includes”, or “including” are used, they shall be deemed to be followed by the words “without limitation” and, whenever the circumstances or the context requires, the singular shall be construed as the plural, the masculine shall be construed as the feminine and/or the neuter and vice versa. This Lease shall be interpreted and enforced without the aid of any canon, custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provision in question. The captions in this Lease are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease or the intent of any provision hereof.

26.12. Parties Bound. The terms, covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and, except as otherwise provided in this Lease, to their respective legal representatives, successors, and assigns.

26.13. Memorandum of Lease. This Lease shall not be recorded; however, at Landlord’s request, Landlord and Tenant shall promptly execute, acknowledge and deliver a memorandum with respect to this Lease sufficient for recording and Landlord may record the memorandum at Landlord’s expense. Within 10 days following the end of the Term, Tenant shall enter into such documentation as reasonably required by Landlord to remove the memorandum of record.

26.14. Counterparts. This Lease may be executed in 2 or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

26.15. Survival. All obligations and liabilities of Landlord or Tenant to the other which accrued before the expiration or other termination of this Lease, and all such obligations and liabilities which by their nature or under the circumstances can only be, or by the provisions of this Lease may be, performed after such expiration or other termination, shall survive the expiration or other termination of this Lease. Without limiting the generality of the foregoing, the rights and obligations of the parties with respect to any indemnity under this Lease, and with respect to any Rent and any other amounts payable under this Lease, shall survive the expiration or other termination of this Lease.

26.16. Unavoidable Delays. The inability of a party under this Lease to fulfill or delay in fulfilling any of its obligations under this Lease expressly or impliedly to be performed by such party, or a party’s inability to make or delay in making any repairs, additions, alterations, improvements or decorations, or a party’s inability to supply or delay in supplying any equipment or fixtures, if a party’s inability or delay is due to or arises by reason of strikes, labor troubles or by accident, or by any cause whatsoever beyond such party’s reasonable control, including governmental preemption in connection with a national emergency, Requirements or shortages, or unavailability of labor, fuel, steam, water, electricity or materials, or delays caused by the other party or other tenants, mechanical breakdown, acts of God, enemy action, civil commotion, fire or other casualty (“Unavoidable Delays”). Notwithstanding the foregoing, in no event shall Tenant’s failure to timely pay Rent be deemed excused by Unavoidable Delay. Each party shall use reasonable efforts to promptly notify the other party of any Unavoidable Delay which prevents it from fulfilling any of its obligations under this Lease.

26.17. Substitute Premises.

(a)	Subject to the terms of this Section 26.17, Landlord shall have the right, at any time during the Term on written notice delivered to Tenant (a “Relocation

Notice”), to provide and furnish Tenant with space elsewhere in the Building (the “Substitute Premises”) in lieu of the Premises; provided, however, Landlord shall not be permitted to exercise such Substitute Premises option more than twice during the Term. The Relocation Notice shall identify the location and number of square feet of rentable area in the Substitute Premises and the anticipated date of relocation to the Substitute Premises (which date shall be at least sixty (60) days after the date of the Relocation Notice). The Substitute Premises shall have the same or better access to the elevator lobby on the floor on which the Substitute Premises is located as the Premises has on the 25th floor of the Building, and shall not be located below the 18th floor of the Building. At least one-half of the exterior windows of the Substitute Premises shall be on the west side of the Building. The Substitute Premises shall not contain fewer rentable square feet than the Premises and shall be of the same or better quality (including, without limitation, with respect to finishes) as the Premises as determined in Tenant’s reasonable discretion. If the Substitute Premises contains more rentable square feet than the Premises, Base Rent and Tenant’s Proportionate Share shall not be increased as a consequence thereof. Landlord shall reimburse Tenant for the reasonable actual out-of-pocket cost incurred by Tenant, not to exceed $5,000.00 in the aggregate, in (i) making any governmental filings necessary due to the relocation of the Premises to the Substituted Premises and (ii) replacing a reasonable amount of stationery and other printed materials made obsolete by the relocation of the Premises to the Substitute Premises.

(b)	Landlord shall move Tenant’s furniture, equipment and other personal property to the Substitute Premises, including installing Tenant’s current telephone system and all other required information and telephone wiring and cabling in the Substitute Premises, all at Landlord’s expense. Landlord shall not be required to pay for a new telephone system for Tenant. If Landlord moves Tenant to the Substitute Premises, this Lease and each of the terms, covenants and conditions hereof shall remain in full force and effect and be applicable to the Substitute Premises, and the Substitute Premises will thereafter be deemed to be substituted for the Premises as though Landlord had entered into an express written amendment of this Lease with respect thereto. Tenant shall vacate and surrender the Premises promptly (and, in any event, not later than 15 days) after Landlord has Substantially Completed the work to be performed by Landlord in the Substitute Premises pursuant to this Section 26.17.

(c)

Landlord shall have no liability to Tenant by reason of any such relocation, including as a result of any inconvenience or interference with Tenant’s business, but Landlord shall, at Landlord’s expense, furnish and install in the Substitute Premises fixtures, equipment and improvements at least equal in kind and quality to those contained in the Premises at the time the Relocation Notice is given by Landlord. Tenant shall cooperate with Landlord so as to facilitate the prompt completion by Landlord of its obligation under this clause (c) and the prompt surrender by Tenant of the Premises. Without limiting the generality of the preceding sentence, Tenant shall (i) provide to Landlord promptly any approvals or instructions, and any plans and specifications or any other information reasonably requested by Landlord, and (ii) promptly perform in the Substitute Premises any work to be performed therein by Tenant to prepare the same for Tenant’s occupancy.

26.18. Financial Statements. During the Term, Tenant, upon not less than 10 Business Days’ request by Landlord, which request shall not be made more than once during any consecutive 12 month period, shall deliver to Landlord (i) if completed, Tenant’s audited financial statements for the most recently completed fiscal year of Tenant, or (ii) if such audit for Tenant’s most recent fiscal year is incomplete, audited financial statements for the most recent fiscal year of Tenant for which an audit has been completed, along with unaudited financial statements for the most recently completed fiscal year of Tenant, following which Tenant shall deliver audited financial statements for the most recently completed fiscal year of Tenant no later than the later of (a) 2 months following Landlord’s request or (b) 5 months following the end of the subject fiscal year. If Tenant does not normally prepare audited financial statements, then, in lieu of audited statements, Tenant shall deliver to Landlord unaudited financial statements for the most recent fiscal year prepared in the manner normally provided by Tenant and certified as true, correct and complete by the chief financial officer of Tenant. Landlord shall endeavor to ensure that all financial statements furnished by Tenant are kept confidential by Landlord and any Mortgagee or prospective purchaser that may receive the same, and that such statements are used only for the purpose of assessing the credit-worthiness of Tenant as a tenant of the Building.

ARTICLE 27

LETTER OF CREDIT

27.1. Form of Letter of Credit: Letter of Credit Amount. Concurrently with Tenant’s execution of this Lease, Tenant shall deliver to Landlord, as protection for the full and faithful performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer as a result of any breach or default by Tenant under this Lease, an irrevocable and unconditional negotiable standby letter of credit (the “Letter of Credit”), in the form attached hereto as Exhibit F and containing the terms required herein, payable in the City of Chicago, Illinois running in favor of Landlord and issued by a solvent, nationally recognized bank with a long term rating of A or higher (by Standard & Poor’s) or a long term rating of A2 or higher (by Moody’s), under the supervision of the Illinois Department of Financial and Professional Regulation, or a national banking association, in the amount of Five Hundred Thousand Dollars ($500,000.00) (the “Letter of Credit Amount”). The Letter of Credit shall (i) be “callable” at sight, irrevocable and unconditional, (ii) be maintained in effect, whether through renewal or extension, for the period from the Commencement Date and continuing until the date (the “LC Expiration Date”) that is thirty (30) days after the expiration of the Term (as the same may be extended), and Tenant shall deliver a new Letter of Credit or certificate of renewal or extension to Landlord at least thirty (30) days prior to the expiration of the Letter of Credit then held by Landlord, without any action whatsoever on the part of Landlord, (iii) be fully assignable by Landlord, its successors and assigns as provided below, (iv) permit partial draws and multiple presentations and drawings, and (v) be otherwise subject to the International Standby Practices 1998, International Chamber of Commerce Publication No. 590. If Tenant exercises its option to extend the Term pursuant to Article 29 of this Lease then, not later than thirty (30) days prior to the commencement of the Extension Period, Tenant shall deliver to

Landlord a new Letter of Credit or certificate of renewal or extension evidencing the LC Expiration Date as thirty (30) days after the expiration of the Extension Period. The form and terms of the Letter of Credit and the bank issuing the same (the “Bank”) shall be acceptable to Landlord, in Landlord’s sole discretion. Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the Letter of Credit if any of the following shall have occurred or be applicable: (1) there is an Event of Default, or (2) Tenant has filed a voluntary petition under the U.S. Bankruptcy Code or any state bankruptcy code (collectively, “Bankruptcy Code”), or (3) an involuntary petition has been filed against Tenant under the Bankruptcy Code, or (4) the Bank has notified Landlord that the Letter of Credit will not be renewed or extended through the LC Expiration Date or (5) the long term rating of the Bank has been downgraded to BBB or lower (by Standard & Poor’s) or Baa2 or lower (by Moody’s) and Tenant has failed to deliver a new Letter of Credit from a bank with a long term rating of A or higher (by Standard & Poor’s) or A2 or higher (by Moody’s) and otherwise meeting the requirements set forth in this Article 27 within thirty (30) days following notice from Landlord. The Letter of Credit will be honored by the Bank regardless of whether Tenant disputes Landlord’s right to draw upon the Letter of Credit.

Notwithstanding anything to the contrary contained herein, provided (a) Tenant is not then in monetary default under this Lease, (b) no non-monetary Event of Default then exists, and (c) no monetary Event of Default has occurred during the preceding twelve (12) month period, then the amount required as the Letter of Credit shall be reduced according to the schedule set forth below. If Tenant is in monetary default under this Lease at the time the amount required as the Letter of Credit is scheduled to be reduced, then so long as such monetary default is cured before the same becomes an Event of Default, the amount required as the Letter of Credit will be reduced as otherwise scheduled upon the cure of such monetary default.

PERIOD	AMOUNT OF LETTER OF CREDIT*
Commencement Date through Last Day of the 12th Month following the Rent Abatement Period	$500,000.00
13th through 24th Months following Rent Abatement Period	$350,000.00
25th through 36th Months following Rent Abatement Period	$175,000.00
37th through 48th Months following Rent Abatement Period	$100,000.00
49th Month following Rent Abatement Period to 90th day following Expiration Date, as the same may be extended	$50,000.00

*

Notwithstanding the above, the amount required as the Letter of Credit shall not be reduced if period. If an Event of Default occurred at any time during the prior twelve (12) month period, the amount required as the Letter of Credit for the twelve (12) month period immediately following the period of the default (said period shall hereinafter be referred to as the “Non-Reduction Period”) shall not be reduced and the amount required as the Letter of Credit shall remain unchanged for the entire Non-Reduction Period. If no Event of Default occurs, at any time during the Non-Reduction Period, the amount required as the Letter of Credit shall once again be reduced as provided in the above schedule, subject to the provisions hereof. Tenant agrees that there shall be no reduction in the Letter of Credit, pursuant to the terms and provisions of this Article 27 or otherwise, until Landlord notifies the issuer of the Letter of Credit, in writing, to reduce the amount of Letter of Credit. Upon Tenant’s written request, Landlord, pursuant to the terms and provisions of this Article 27, agrees to promptly notify the issuer of any reduction in the amount of the Letter of Credit when and as applicable hereunder.

27.2. Transfer of Letter of Credit by Landlord. The Letter of Credit shall also provide that Landlord, its successors and assigns, may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) all or any portion of its interest in and to the Letter of Credit to another party, person or entity, in connection with the assignment by Landlord of its rights and interests in and to this Lease. In the event of a transfer of Landlord’s interest in the Building (other than a Mortgage), Landlord shall transfer the Letter of Credit, in whole or in part, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole or any portion of said Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer, and Tenant shall be responsible for paying the Bank’s transfer and processing fees in connection therewith (but not more than once during the Term, and thereafter Landlord shall be responsible for such fees).

27.3. Maintenance of Letter of Credit by Tenant. If, as a result of any drawing by Landlord on the Letter of Credit, the amount of the Letter of Credit shall be less than the Letter of Credit Amount, Tenant shall, within five (5) days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency, and any such additional letter(s) of credit shall comply with all of the provisions of this Article 27, and if Tenant fails to comply with the foregoing, notwithstanding anything to the contrary contained in Section 15.1 of this Lease, the same shall constitute an incurable Event of Default by Tenant. Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than the LC Expiration Date, Land lord will accept a renewal thereof (such renewal letter of credit to be in effect and delivered to Landlord, as applicable, not later than thirty (30) days prior to the expiration of the Letter of Credit), which shall be irrevocable and automatically renewable as above provided through the LC Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its sole discretion. However, if the Letter of Credit is not timely renewed, or if Tenant fails to maintain the Letter of Credit in the amount and in accordance with the terms set forth in this Article 27, Landlord shall have the right to present the Letter of Credit to the Bank in accordance with the terms of this Article 27, and the proceeds of the Letter of Credit may be applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach or default by Tenant under this Lease. Any unused proceeds shall constitute the property of Landlord and need not be segregated from Landlord’s other assets. Landlord agrees to pay to Tenant within thirty (30) days after the LC Expiration Date the amount of any proceeds of the Letter of Credit received by Landlord and not applied against any Rent payable by Tenant under this Lease that was not paid when due or used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any breach or default by Tenant under this Lease; provided, however, that if prior to the LC Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.

27.4. Landlord’s Right to Draw Upon Letter of Credit. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the Letter of Credit upon the occurrence of any Event of Default on the part of Tenant under this Lease. If an Event of Default occurs hereunder, Landlord may, but without obligation to do so, and without notice to Tenant, draw upon the Letter of Credit, in part or in whole, to cure such Event of Default and/or to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant’s breach or default. The use, application or retention of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the Letter of Credit, and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, either prior to or following a “draw” by Landlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw upon the Letter of Credit. No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Tenant agrees and acknowledges that (a) the Letter of Credit constitutes a separate and independent contract between Landlord and the Bank, (b) Tenant is not a third party beneficiary of such contract, (c) Tenant has no property interest whatsoever in the Letter of Credit or the proceeds thereof, and (d) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the U.S. Bankruptcy Code or otherwise.

ARTICLE 28

TAX STATUS OF BENEFICIAL OWNER

Tenant recognizes and acknowledges that Landlord and/or certain beneficial owners of Landlord may from time to time qualify as real estate investment trusts pursuant to Sections 856 et seq. of the Code or as entities described in Section 511(a)(2) of the Code, and that avoiding (a) the loss of such status, (b) the receipt of any income derived under any provision of this

Lease that does not constitute “rents from real property” (in the case of real estate investment trusts) or that constitutes “unrelated business taxable income” (in the case of entities described in Section 511 (a)(2) of the Code), and (c)the imposition of penalty or similar taxes (each an “Adverse Event”) is of material concern to Landlord and such beneficial owners. In the event that this Lease or any document contemplated hereby could, in the opinion of counsel to Landlord, result in or cause an Adverse Event, Tenant agrees to cooperate with Landlord in negotiating an amendment or modification thereof and shall at the request of Landlord execute and deliver such documents reasonably required to effect such amendment or modification. Any amendment or modification pursuant to this Article 28 shall be structured so that the economic results to Landlord and Tenant shall be substantially similar to those set forth in this Lease without regard to such amendment or modification. Without limiting any of Landlord’s other rights under this Article 28, Landlord may waive the receipt of any amount payable to Landlord hereunder and such waiver shall constitute an amendment or modification of this Lease with respect to such payment. Tenant expressly covenants and agrees not to enter into any sublease or assignment which provides for rental or other payment for such use, occupancy, or utilization based in whole or in part on the net income or profits derived by any person from the property leased, used, occupied, or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and that any such purported sublease or assignment shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy, or utilization of any part of the Premises.

ARTICLE 29

EXTENSION OPTION

Landlord hereby grants to Tenant an option to extend the Term for one (1) period of five (5) years (the “Extension Period”). The Extension Period shall commence on the day following the expiration of the initial Term (“Extension Commencement Date”) and shall expire on the day preceding the 5th anniversary of the Extension Commencement Date, unless sooner terminated in accordance with the terms and provisions of this Lease.

(a)	The Extension Period shall be upon the same terms, covenants, and conditions as set forth in this Lease with respect to the initial Term, except that Fixed Rent payable during the Extension Period shall be equal to the Fair Market Rental Rate (as defined below) for lease terms commencing on or about the Extension Commencement Date.

(b)	If Tenant desires to exercise its option to extend, Tenant shall deliver a written notice (the “Extension Period Rental Rate Request”) to Landlord requesting that Landlord advise Tenant in writing of Landlord’s reasonable determination of the Fair Market Rental Rate for the Extension Period. The Extension Period Rental Rate Request shall be delivered by Tenant no earlier than eighteen (18) moths prior to the expiration of the initial Term, and no later than thirteen (13) months prior to the expiration of the initial Term, time being of the essence. Landlord shall, in response to such request by Tenant, notify Tenant in writing of the rental rate for the Extension Period (the “Extension Period Rental Rate”), no later than thirty (30) days after Landlord receives the Extension Period Rental Rate Request.

(c)	If Tenant desires to extend the Term for the Extension Period at the Extension Period Rental Rate, Tenant shall deliver written notice (“Extension Notice”) to Landlord to such effect no later than twelve (12) months prior to the expiration of the initial Term, time being of the essence. If not so exercised, Tenant’s option to extend shall thereupon automatically expire. Once Tenant delivers the Extension Notice to the Landlord, as provided above, Tenant’s election to extend the Term shall be irrevocable by Tenant.

(d)	Unless Landlord, in its sole and absolute discretion, otherwise agrees in writing, Tenant may only exercise its option to extend and an exercise thereof shall only be effective, if at the time of Tenant’s exercise of the option and on the Extension Commencement Date, this Lease is in full force and effect and no Material Default (hereinafter defined) shall then exist, and, inasmuch as the option is intended only for the original Tenant named in this Lease, Tenant has not assigned this Lease (other than to a Related Entity) or sublet more than twenty-five percent (25%) of the Premises (other than to a Related Entity).

(e)	Upon the valid exercise by Tenant of the option to extend, Landlord and Tenant shall promptly enter into a written supplement to this Lease confirming the terms, conditions and provisions applicable to the Extension Period, as determined in accordance with the provisions of this Section,

(f)	For purposes of this Lease, the term “Fair Market Rental Rate” shall mean a rate comprised of (i) the prevailing base rental rate per square foot of rentable area available in the Pertinent Market (as defined below), and taking into account tenant improvement allowances, other tenant inducements, operating cost stops and tax cost stops, and brokerage commissions, and (ii) any escalation of any such base rental rate (based upon a fixed step and/or index) prevailing in the Pertinent Market, taking into account (A) comparable leases (on the basis of factors such as, but not limited to, size and location of space and commencement date and term of lease), if any, recently executed for improved space in the Building, and (B) leases for comparable (on the basis of factors such as, but not limited to, size and location of space and commencement date and term of lease) improved space in office buildings in the Chicago, Illinois West Loop area which are comparable to the Building in reputation, quality, age, size, location and level and quality of services provided and which have reached economic stabilization and are not, for any other reason, offering below market rents (the foregoing factors not being exclusive in identifying comparable buildings) (the Building, together with such comparable buildings, if applicable, being herein referred to as the “Pertinent Market”)

(g)

For purposes of this Lease, the term “Material Default” shall mean (i) any Event of Default as provided in Section 15.1(a), Section 15.1(c), Section 15.1(d) or Section 15.1(e), or (ii) any Event of Default as provided in Section 15.1(b) the circumstances of which either (1) involve imminent harm to persons or material damage to property, (2) increase Landlord’s cost to operate the Building as a first class office building or to provide services to other tenants of the Building, (3) create a nuisance to tenants of the Building, or (4) cause a violation of law for which Landlord is liable.

ARTICLE 30

RIGHT OF FIRST OFFER

Provided no Event of Default then exists hereunder, Landlord hereby grants to Tenant the one-time option to lease, upon the terms and conditions hereinafter set forth, but subject to the existing rights of any current tenants of the Building and subject to Landlord’s right to renew or extend the term of the lease of the then-current tenant or occupant of the Offer Space (hereinafter defined), any rentable area contiguous to the Premises and located on the 25th floor of the Building (the “Offer Space”) when the same becomes available for leasing (as determined in accordance with paragraph (a) below) during the Offer Period (hereinafter defined), prior to entering into a lease for such space with another party.

(a)	A portion of the Offer Space shall be deemed to be “available for leasing” when Landlord is prepared to offer to lease such space to a Serious Prospect (hereinafter defined), other than to the then-current tenant or occupant of such Offer Space and other than current tenants of the Building with rights to lease such space existing as of the Commencement Date. A “Serious Prospect” is a party to whom Landlord has delivered a proposal to lease the Offer Space and for whom Landlord has prepared a space plan for the Offer Space.

(b)	Prior to Landlord’s entering into a lease for any portion of the Offer Space which is available for leasing during the Offer Period, Landlord shall give Tenant a written notice (the “Offer Notice”) setting forth (i) the location, (ii) the rentable area, (iii) the rental rate (which shall be the Fair Market Rental Rate); (iv) all other material economic terms; and (v) the availability date (the “Offer Space Commencement Date”).

(c)	Tenant’s right to lease such portion of the Offer Space shall be exercisable by written notice (the “Offer Space Acceptance Notice”) from Tenant to Landlord delivered not later than five (5) days after the Offer Notice is delivered to Tenant, time being of the essence. Tenant may not elect to lease less than the entire portion of Offer Space described in an Offer Notice. If Tenant does not exercise such right to lease such portion of the Offer Space, then Landlord shall have the right thereafter to lease such space to another prospective tenant without offering such space to Tenant. If Tenant has validly exercised its option to lease such Offer Space, then such Offer Space shall be included in the Premises, subject to all the agreements, terms and conditions of this Lease as modified by the terms set forth in the applicable Offer Notice.

(d)	Tenant’s right to lease Offer Space is subject to the following additional terms and conditions:

(i)	This Lease must be in full force and effect on the date on which Tenant delivers the Offer Space Acceptance Notice and on the applicable Offer Space Commencement Date;

(ii)	No Material Default shall be existing under this Lease, either on the date Tenant delivers the Offer Space Acceptance Notice or on the applicable Offer Space Commencement Date, unless Landlord, in its sole and absolute discretion, agrees in writing to permit Tenant to lease such Offer Space notwithstanding such Event of Default; and

(iii)	Tenant shall not have assigned this Lease (other than to a Related Entity) and shall not have sublet more than twenty-five percent (25%) of the Premises (other than to a Related Entity).

(e)	If Tenant has validly exercised its option to lease a portion of the Offer Space, then effective as of the applicable Offer Space Commencement Date, such portion of the Offer Space shall be included in the Premises, subject to all of the terms, conditions and provisions of this Lease except that:

(i)	Fixed Rent per square foot of rentable area for such portion of the Offer Space shall be the rate specified in the applicable Offer Notice;

(ii)	The rentable area in the Premises shall be increased by the number of square feet of rentable area in such portion of the Offer Space and such rentable area in the Premises, as so increased, shall be used in calculating the increases in Tenant’s Proportionate Share;

(iii)	The Term with respect to the Offer Space shall commence on the applicable Offer Space Commencement Date and shall expire simultaneously with the expiration or earlier termination of the Term, including any extension or renewal thereof;

(iv)	The Offer Space shall be rented in its “as is” condition as of the Offer Space Commencement Date, without representation or warranty by Landlord or any other party acting on behalf of Landlord, except as otherwise expressly provided in the Offer Notice; and

(v)	Tenant shall be entitled to receive all concessions set forth in the Offer Notice, adjusted in an equitable manner given the length of the term of the Lease of the Offer Space.

(f)

If Landlord fails to deliver possession on the applicable Offer Space Commencement Date of the portion of the Offer Space which Tenant has exercised its option to lease because of any act or occurrence beyond the reasonable control of Landlord, including, without limitation, the holding over of any tenants or occupants beyond the expiration of their lease terms or other causes of such nature, then Landlord shall not be subject to any liability for failure to deliver possession, and such failure to deliver possession shall not affect either the validity of this Lease or the obligations of either Landlord or Tenant thereunder or be construed to extend the expiration of the Term either as to such portion of the Offer Space or the balance of the Premises; provided, however, that under such circumstances, (i) Landlord shall make reasonable efforts to obtain possession of such portion of the Offer Space and (ii) Rent shall not commence as to such portion of the Offer Space until Landlord is able to deliver possession thereof to Tenant. Notwithstanding anything to the contrary set forth in this Lease, if Landlord is unable to deliver the Offer Space by one hundred twenty (120) days following the Offer Space Commencement Date, then, as Tenant’s sole and exclusive remedy, Tenant may rescind the Offer Notice upon written notice to Landlord delivered prior to Landlord’s delivery of possession of the Offer Space to Tenant.

(g)	Upon the valid exercise by Tenant of its option to lease Offer Space, Landlord and Tenant shall promptly enter into a written supplement to this Lease reflecting the terms, conditions and provisions applicable to such portion of the Offer Space, as determined in accordance herewith; however, Tenant’s failure to enter into such supplement will not affect the validity of Tenant’s exercise of the right of first offer.

(h)	In the event any portion of the Offer Space is leased to Tenant other than pursuant to the right of first offer described herein, such portion of the Offer Space shall thereupon be deleted from the Offer Space.

(i)	As used herein, the term “Offer Period” shall mean the periods commencing on the Rent Commencement Date and expiring on the last day of the forty-first (41st) full calendar month following the Rent Commencement Date and, if applicable, the Extension Period when there are at least two (2) years remaining in the Term.

ARTICLE 31

ACCESS

Tenant and Tenant’s employees shall be permitted to have access to the Building, 24 hours a day, 7 days a week, subject to Landlord’s right to close or limit access to the Building during emergencies, and subject to Landlord’s right to establish reasonable access control systems and procedures. The Building’s access control systems and procedures currently include an electronic key card system for access to the Building’s office tower and at least one guard stationed in the Building’s ground floor lobby. Landlord reserves the right to modify the Building’s access control systems and procedures from time to time, in the exercise of its reasonable discretion, provided such modifications are intended to enhance, and do not diminish in any material respect, the level of access control currently in effect. Notwithstanding anything herein to the contrary, Tenant expressly acknowledges and agrees that Landlord is not warranting the efficacy of any access personnel , service, procedures or equipment and that Tenant is not relying and shall not hereafter rely on any such personnel service, procedures or equipment. Landlord shall not be responsible or liable in any manner for failure of any access personnel, services, procedures or equipment to prevent, control, or apprehend anyone suspected of causing personal injury or damage in, on or around the Building.

ARTICLE 32

SIGNAGE

Tenant shall have the right to install and maintain, at Tenant’s sole cost and expense, a Building standard sign at the business entrance to the Premises (“Tenant’s Sign”). Tenant’s Sign shall be professionally fabricated. The content of Tenant’s Sign shall be limited to Tenant’s name and/or trade name or business logo, shall be in Building standard color and font, and shall be subject to Landlord’s prior written approval, said approval not to be unreasonably withheld, conditioned or delayed. Tenant shall maintain Tenant’s Sign in first class condition at Tenant’s sole cost and expense. If Tenant fails to so maintain Tenant’s Sign, Landlord shall have the right, but not the obligation, to do so, at Tenant’s sole cost and expense. At the expiration of the Term or the sooner termination of Tenant’s right to possession of the Premises or Tenant’s right to maintain Tenant’s Sign under this Article 32, Tenant shall remove Tenant’s Sign and repair all damage caused in connection therewith at Tenant’s sole cost and expense. Landlord’s prior written consent shall be required to any change in the name on Tenant’s Sign.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:			TENANT:

200 S. WACKER PROPERTY OWNER, L.L.C., a Delaware limited liability company			DURATA THERAPEUTICS, INC., a Delaware corporation

By:
By:				Name:	Corey Fishman
	Name:	Timothy E. McChesney		Title:	COO/CFO
	Title:	Managing Director

EXHIBIT A

FLOOR PLAN

The floor plan which follows is intended solely to identify the general location of the Premises, and should not be used for any other purpose. All areas, dimensions and locations are approximate, and any physical conditions indicated may not exist as shown.

ADAMS STREET
CHICAGO RIVER
WACKER DRIVE

DURATA THERAPUTICS 10,329 RSF

17 JULY 12

25TH FLOOR

200 SOUTH WACKER

NORTH

A-1

EXHIBIT B

DEFINITIONS

Base Rate: The annual rate of interest publicly announced from time to time by Citibank, N.A., or its successor, in New York, New York as its “base rate” (or such other term as may be used by Citibank, N.A., from time to time, for the rate presently referred to as its “base rate”).

Building Systems: The mechanical, electrical, plumbing, sanitary, sprinkler, heating, ventilation and air conditioning, security, life-safety, elevator and other service systems or facilities of the Building up to the point of connection of localized distribution to the Premises (excluding, however, supplemental HVAC systems of tenants, sprinklers and the horizontal distribution systems within and servicing the Premises and by which mechanical, electrical, plumbing, sanitary, heating, ventilating and air conditioning, security, life-safety and other service systems are distributed from the base Building risers, feeders, panelboards, etc. for provision of such services to the Premises).

Business Days: All days, excluding Saturdays, Sundays and all Observed Holidays.

Code: The Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as amended.

Common Areas: The lobby, plaza and sidewalk areas, garage and other similar areas of general access and the areas on individual multi-tenant floors in the Building devoted to corridors, elevator lobbies, restrooms, and other similar facilities serving the Premises.

Comparable Buildings: First class office buildings of comparable age and quality to the Building and located in downtown Chicago, Illinois.

Deficiency: The difference between (a) the Fixed Rent and Additional Rent for the period which otherwise would have constituted the unexpired portion of the Term (assuming the Additional Rent for each year thereof to be the same as was payable for the year immediately preceding such termination or re-entry), and (b) the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of the Lease for any part of such period (after first deducting from such rents all expenses incurred by Landlord in connection with the termination of this Lease, Landlord’s re-entry upon the Premises and such reletting, including repossession costs, brokerage commissions, attorneys’ fees and disbursements, and alteration costs).

Excluded Expenses: (a) Taxes; (b) franchise or income taxes imposed upon Landlord; (c) mortgage amortization and interest; (d) leasing commissions; (e) the cost of tenant installations and decorations incurred in connection with preparing space for any Building tenant, including workletters and concessions; (f) fixed rent under Superior Leases, if any; (g) management fees to the extent such fees are in excess of 3% of the gross rentals and other revenues collected for the Real Property; (h) wages, salaries and benefits paid to any persons above the grade of Building Manager and their immediate supervisor; (i) legal and accounting fees relating to (A) disputes with tenants, prospective tenants or other occupants of the Building, (B) disputes with purchasers, prospective purchasers, mortgagees or prospective mortgagees of the Building or the Real Property or any part of either, or (C) negotiations of leases, contracts of sale or mortgages; (j) costs of services provided to other tenants of the Building on a “rent-inclusion” basis which are not provided to Tenant on such basis; (k) costs that are reimbursed out of insurance, warranty or condemnation proceeds, or which are reimbursable by Tenant or other tenants other than pursuant to an expense escalation clause; ()) costs in the nature of penalties or fines; (m) costs for services, supplies or repairs paid to any related entity in excess of costs that would be payable in an “arm’s length” or unrelated situation for comparable services, supplies or repairs; (n) allowances, concessions or other costs and expenses of improving or decorating any demised or demisable space in the Building; (o) appraisal, advertising and promotional expenses in connection with leasing of the Building; (p) the costs of installing, operating and maintaining a specialty improvement, including a cafeteria, lodging or private dining facility, or an athletic, luncheon or recreational club unless Tenant is permitted to make use of such facility without additional cost or on a subsidized basis consistent with other users; (q) any costs or expenses (including fines, interest, penalties and legal fees) arising out of Landlord’s failure to timely pay Operating Expenses or Taxes; (r) costs incurred in connection with the removal, encapsulation or other treatment of asbestos or any other Hazardous Materials (classified as such on the Effective Date), provided that costs related to Hazardous Materials incurred by Landlord in the ordinary course of operating of the Building, such as the cost to dispose of batteries and diesel fuel, shall be included in Expenses; (s) the cost of capital improvements other than those expressly included in Operating Expenses pursuant to Section 7.1; (t) all costs relating to the repair, maintenance and operation of any garage serving the Building; (u) depreciation or reserves; (v) cost of any special electrical, heating, ventilation or air conditioning or any other service provided to any tenant that exceeds normal building standards or is required during times other than normal business hours, whether or not Landlord is reimbursed by such tenant; (w) salaries, fringe benefits and other costs of personnel, to the extent such personnel do not work full-time at the Building, unless such costs are equitably apportioned; and (x) costs for the acquisition or leasing of sculpture, paintings or other objects of art.

Governmental Authority: The United States of America, the City of Chicago, County of Cook, or State of Illinois, or any political subdivision, agency, department, commission, board, bureau or instrumentality of any of the foregoing, now existing or hereafter created, having jurisdiction over the Real Property.

Hazardous Materials: Any substances, materials or wastes currently or in the future deemed or defined in any Requirement as “hazardous substances,” “toxic substances,” “contaminants,” “pollutants” or words of similar import.

HVAC Systems: The Building System designed to provide heating, ventilation and air conditioning.

Indemnitees: Landlord, Landlord’s Agent, each Mortgagee and lessor, and each of their respective direct and indirect partners, officers, shareholders, directors, managers, members, trustees, beneficiaries, employees, principals, contractors, servants, agents and representatives.

Lessor: A lessor under a Superior Lease.

Losses: Any and all losses, liabilities, damages, claims, judgments, fines, suits, demands, costs, interest and expenses of any kind or nature (including reasonable attorneys’ fees and disbursements) incurred in connection with any claim, proceeding or judgment and the defense thereof, and including all costs of repairing any damage to the Premises or the Building or the appurtenances of any of the foregoing to which a particular indemnity and hold harmless agreement applies.

Mortgage(s): Any mortgage, trust indenture or other financing document which may now or hereafter affect the Premises, the Real Property, the Building or any Superior Lease and the leasehold interest created thereby, and all renewals, extensions, supplements, amendments, modifications, consolidations and replacements thereof or thereto, substitutions therefor, and advances made thereunder.

Mortgagee(s): Any mortgagee, trustee or other holder of a Mortgage.

Observed Holidays: New Years Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

Ordinary Business Hours: 8:00 a.m. to 6:00 p.m. on weekdays and 8:00 a.m. to 1:00 p.m. on Saturdays, excluding Observed Holidays.

Prohibited Use: Any use or occupancy of the Premises that in Landlord’s reasonable judgment would: (a) cause damage to the Building or any equipment, facilities or other systems therein; (b) impair the appearance of the Building; (c) interfere with the efficient and economical maintenance, operation and repair of the Premises or the Building or the equipment, facilities or systems thereof; (d) adversely affect any service provided to, and/or the use and occupancy by, any Building tenant or occupants; (e) violate the certificate of occupancy issued for the Premises or the Building; (f) materially and adversely affect the first-class image of the Building or (g) result in protests or civil disorder or commotions at, or other disruptions of the normal business activities in, the Building. Prohibited Use also includes the use of any part of the Premises for: (i) a restaurant or bar; (ii) the preparation, consumption, storage, manufacture or sale of food or beverages (except in connection with vending machines (provided that each machine, where necessary, shall have a waterproof pan thereunder and be connected to a drain) and/or warming kitchens installed for the use of Tenant’s employees only), liquor, tobacco or drugs; (iii) the business of photocopying, multilith or offset printing (except photocopying in connection with Tenant’s own business); (iv) a school or classroom; (v) lodging or sleeping; (vi) the operation of retail facilities (meaning a business whose primary patronage arises from the generalized solicitation of the general public to visit Tenant’s offices in person without a prior appointment) of a savings and loan association or retail facilities of any financial, lending, securities brokerage or investment activity; (vii) a payroll office; (viii) a barber, beauty or manicure shop: fix) an employment agency or similar enterprise; (x) offices of any Governmental Authority, any foreign government, the United Nations, or any agency or department of the foregoing; (xi) the manufacture, retail sale, storage of merchandise or auction of merchandise, goods or property of any kind to the general public which could reasonably be expected to create a volume of pedestrian traffic substantially in excess of that normally encountered in the Premises; (xii) the rendering of medical, dental or other therapeutic or diagnostic services; or (xiii) any illegal purposes or any activity constituting a nuisance.

Requirements: All present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes and executive orders, extraordinary and ordinary of (i) all Governmental Authorities, including the Americans With Disabilities Act, 42 U.S.C. §12,101 (et seq.), the Environmental Barriers Act, 410 ILLS, 25/1-8 (et seq.) and any law of like import, and all rules, regulations and government orders with respect thereto, and any of the foregoing relating to Hazardous Materials, environmental matters, public health and safety matters, (ii) any applicable fire rating bureau or other body exercising similar functions, affecting the Real Property or the maintenance, use or occupation thereof, or any street, avenue or sidewalk comprising a part of or in front thereof or any vault in or under the same, (iii) all requirements of all insurance bodies affecting the Premises, and (iv) utility service providers.

Rules and Regulations: The rules and regulations annexed to and made a part of this Lease as Exhibit E, as they may be modified from time to time by Landlord.

Specialty Alterations: Alterations which are not standard office installations such as kitchens, pantries, executive bathrooms, raised computer floors, computer installations, safe deposit boxes, vaults, libraries or file rooms requiring reinforcement of floors, internal staircases, conveyors, dumbwaiters, and other Alterations of a similar character. All Specialty Alterations are Above Building Standard Installations. No item included in the Initial Installations is a Specialty Alteration.

Substantial Completion: As to any construction performed by any party, “Substantial Completion” or “Substantially Completed” means that such work has been completed, as reasonably determined by Landlord’s architect, in accordance with (a) the provisions of this Lease applicable thereto, (b) the plans and specifications for such work, and (c) all applicable Requirements, except for minor details of construction, decoration and mechanical adjustments, if any, the noncompletion of which does not materially interfere with Tenant’s use of the Premises or which in accordance with good construction practices should be completed after the completion of other work in the Premises or Building.

Superior Lease(s): Any ground or underlying lease of the Real Property or any part thereof heretofore or hereafter made by Landlord and all renewals, extensions, supplements, amendments, modifications, consolidations, and replacements thereof.

Tenant Party: Tenant and any subtenants and occupants of the Premises and their respective agents, contractors, subcontractors, employees, invitees or licensees.

Tenant’s Property: Tenant’s movable fixtures and movable partitions, telephone and other equipment, computer systems, trade fixtures, furniture, furnishings, and other items of personal property which are removable without material damage to the Building.

EXHIBIT C

WORK LETTER

1. General.

(a) The purpose of this Work Letter is to set forth how the interior improvements in the Premises (the “Initial Installations”) are to be constructed, who will do the construction of the Initial Installations, who will pay for the construction of the Initial Installations, and the time schedule for completion of the construction of the Initial Installations.

(b) Except as defined in this Work Letter to the contrary, all terms utilized in this Work Letter shall have the same meaning as the defined terms in the Lease.

(c) The terms, conditions and requirements of the Lease, except where clearly inconsistent or inapplicable to this Work Letter, are incorporated into this Work Letter.

(d) Attached hereto as Schedule “1” are certain space plans for the Initial Installations (the “Space Plans”) prepared by Archideas (“Tenant’s Architect”). The Space Plans are hereby approved by Landlord and Tenant and shall be used by EWP Architects (the “Architect”) in its preparation of the Proposed Plans and Final Plans (each as hereinafter defined) for the Initial Installations.

2. Preparation of Plans and Construction Schedule and Procedures. Landlord shall arrange for the preparation of the Proposed Plans and Final Plans and the construction of the Initial Installations in accordance with the following schedule:

(a) Landlord shall cause the Architect to prepare and deliver, for Landlord’s and Tenant’s reasonable approval, the following proposed drawings which drawings shall be consistent with the Space Plans and in substantially final form and in sufficient detail (the “Proposed Plans”):

(i) Architectural drawings (consisting of floor construction plan, ceiling lighting and layout, power, and telephone plan);

(ii) Mechanical drawings (consisting of HVAC, sprinkler, electrical, telephone, and plumbing);

(iii) Finish schedule (consisting of wall finishes and floor finishes and miscellaneous details); and

(iv) Such other information as may be necessary or advisable to allow for the construction of the Initial Installations.

(b) The Proposed Plans and all necessary mechanical, electrical and structural drawings shall be prepared by the Architect (and mechanical, electrical and structural engineers chosen by Landlord), each at Tenant’s sole cost and expense subject to the provisions of Section 3 below regarding Landlord’s Contribution.

(c) Tenant shall, within two (2) Business Days after receipt of the Proposed Plans, advise Landlord in writing of any reasonable corrections which Tenant requests in order to conform the Proposed Plans to the Space Plans. If Tenant reasonably disapproves of the Proposed Plans as being inconsistent with the Space Plans, specifying in reasonable detail its reasons therefor, Landlord shall cause Architect to revise the Proposed Plans as disapproved by Tenant and resubmit the revised Proposed Plans to Tenant. Tenant shall, within two (2) Business Days after receipt of Architect’s revised Proposed Plans, advise Landlord in writing of any additional reasonable corrections which Tenant requests in order to conform the Proposed Plans to the Space Plans. If Tenant disapproves the revised Proposed Plans specifying the reason therefor, Landlord shall, to the extent such proposed corrections are reasonable, cause Architect to revise the Proposed Plans and resubmit them to Tenant. Tenant shall, again within two (2) Business Days after receipt of Architect’s revised Proposed Plans, advise Landlord in writing of further corrections, if any, required for Tenant’s approval. This process shall continue until Tenant has approved the revised Proposed Plans. “Final Plans” shall mean the Proposed Plans, as revised, which have been approved by Landlord and Tenant in writing. Tenant agrees not to withhold or deny its approval unreasonably.

(d) Landlord shall not be required to perform, and Tenant shall not request, work which would (i) require changes to structural components of the Building or the exterior design of the Building, (ii) require any material modification to the Building Systems or other Building installations outside the Premises, or (iii) not comply with all applicable Requirements. Any changes required by any Governmental Authority affecting the construction of the Premises shall be performed by Landlord, at Tenant’s sole cost (subject to application of Landlord’s Contribution), and shall not be deemed to be a violation of the Proposed Plans or of any provision of this Work Letter, and shall be deemed automatically accepted and approved by Tenant. Landlord shall give notice to Tenant of any change in the Proposed Plans required by any Governmental Authority promptly after Landlord receives notice thereof.

(e) Neither the preparation of the Final Plans by Architect, nor the review or approval by Landlord of the Proposed Plans and resulting Final Plans shall not constitute a representation or warranty by Landlord that such Final Plans either (i) are complete or suitable for their intended purpose, or (ii) comply with applicable Requirements and any insurance requirements; it being expressly agreed by Tenant that Landlord assumes no responsibility or liability whatsoever to Tenant or to any other person or entity for such completeness, suitability or compliance. Notwithstanding the foregoing, Landlord’s contract with the Architect shall obligate the Architect to prepare the Final Plans in accordance with applicable current Requirements and Landlord shall enforce such obligation in a commercially reasonable manner for Tenant’s benefit. Tenant shall not make any changes in the Final Plans without Landlord’s prior written approval, which shall not be unreasonably withheld or delayed, provided that Landlord may, in the exercise of its sole and absolute discretion, disapprove any proposed changes adversely affecting the Building’s structure, systems or equipment.

(f) As soon as reasonably possible following Landlord’s and Tenant’s approval of the Final Plans, Landlord shall solicit a bid for construction of the Initial Installations shown on the Final Plans from Bear Construction Company (the “Contractor”) which bid shall be based on bids solicited from three (3) subcontractors for each of the major trades and shall include the Contractor’s estimate of the time to complete the Initial Installations from the issuance of the building permit. Promptly following submission of the bids from such Contractor, Landlord shall enter into a construction contract (the “Contract”) with the Contractor. The Contract shall provide for progress payments, and Tenant shall pay for the entire cost of the Initial Installations in excess of Landlord’s Contribution (the “Excess Cost”) on or before the execution of the Contract. The cost of the Initial Installations shall include the cost of (i) all work performed by Landlord, Contractor, Architect, Tenant’s Architect or anyone else on behalf of Tenant, (ii) all materials and labor furnished on Tenant’s behalf, (iii) preparing the Space Plans, Proposed Plans and Final Plans, and (iv) building permits and engineering fees.

(g) Landlord shall then instruct the Contractor to build the Initial Installations indicated on the Final Plans as soon thereafter as reasonably possible, consistent with industry custom and procedure, at Tenant’s sole and entire cost, except for Landlord’s Contribution (“Landlord Work”).

(h) Tenant shall reimburse to Landlord the actual costs incurred by Landlord to approve all plans, specifications and materials submitted pursuant to this Section 2, and such reimbursement shall occur by Landlord’s deducting such costs from the Allowance. Tenant shall also pay to Landlord a supervision fee in an amount equal to 3.5% of the cost of the Initial Installations for Landlord’s services in connection with this Work Letter, which supervision fee will be deducted from Landlord’s Contribution.

3. Landlord’s Contribution. Landlord will pay an amount (“Landlord’s Contribution”) toward the cost of the planning, design and construction of the Initial Installations in an amount not to exceed $588,753.00 (being $57.00 per square foot of rentable area of the Premises). Landlord’s Contribution shall be payable solely on account of labor directly related to the Initial Installations and materials delivered to the Premises in connection with the Initial Installations. Tenant shall not be entitled to receive any portion of Landlord’s Contribution not actually expended in the performance of the Initial Installations in accordance with this Work Letter, nor shall Tenant have any right to apply any unexpended portion of Landlord’s Contribution as a credit against Rent or any other obligation of Tenant under the Lease. If the cost of the planning, design and construction of the Initial Installations exceeds the sum of Landlord’s Contribution, the difference shall be borne by Tenant and shall be referred to herein as the “Excess Cost”. Landlord’s payment of the cost of the Initial Installations shall be deemed made first out of Landlord’s Contribution until fully funded, and then out of the Excess Cost deposited by Tenant with Landlord, as provided in Section 2(f) hereof. If after Landlord’s Work has been completed and fully paid for, any portion of Excess Cost paid by Tenant to Landlord remains unexpended for Landlord’s Work, Landlord shall promptly return such unexpended portion to Tenant. Furthermore, if after Landlord’s Work has been completed and fully paid for, any portion of Landlord’s Contribution remains undisbursed (the “Undisbursed Portion”), Landlord shall reimburse Tenant in an amount up to the lesser of (a) the Undisbursed Portion and (b) $30,987.00, being $3.00 per square foot of rentable area of the Premises, of the reasonable Moving Costs (hereinafter defined) actually incurred by Tenant in moving into the Premises. Landlord shall disburse such amount to Tenant within thirty (30) days after Landlord’s receipt of Tenant’s written demand therefor accompanied by evidence satisfactory to Landlord in its reasonable discretion of the amount and nature of the Moving Costs for which Tenant is seeking reimbursement, provided (i) Landlord shall not be obligated to make more than one (1) such disbursement in any thirty (30) day period, and (ii) if Tenant has not delivered to Landlord a disbursement demand (together with evidence of the amount and nature of the applicable Moving Costs satisfactory to Landlord in its reasonable discretion) for the entire or any then-remaining balance of such amount by April 30, 2013, time being of the essence, Tenant shall forfeit the balance of Landlord’s Contribution and shall receive no further credit therefor. As used herein, “Moving Costs” shall mean the Tenant’s costs in physically moving to the Premises, including, without limitation, costs of purchasing and installing telephone and data cabling and furniture, fixtures and equipment for the Premises, and all other costs associated with moving, including, without limitation, costs of replacing stationery. Notwithstanding anything to the contrary contained herein, in no event shall Landlord be obligated to disburse any portion of Landlord’s Contribution during the continuance of an Event of Default, provided that Landlord’s obligation to disburse shall be reinstated at such time as there shall be no Event of Default then in existence (but not later than April 30, 2013).

4. Entry by Tenant and Its Agents: Designation of Tenant’s Construction Agent.

(a) Except as hereinafter provided, no Tenant Parties shall enter the Premises during the performance of Landlord’s Work. Tenant hereby designates Maria Ricardo as its authorized agent (“Tenant’s Construction Agent”) for the purpose of submitting to Landlord and authorizing any Change Orders and for the purpose of consulting with Landlord as to any and all aspects of Landlord’s Work. Tenant’s Construction Agent shall have the right to inspect the Premises during the course of Landlord’s Work provided Tenant’s Construction Agent shall make a prior appointment with Landlord and/or its contractor at a mutually convenient time.

(b) If Tenant enters upon the Premises or any other part of the Building prior to the completion of Landlord’s Work, Tenant shall indemnify and save Landlord harmless from and against any and all Losses arising from or claimed to arise as a result of (i) any act, neglect or failure to act of Tenant or anyone entering the Premises or Building with Tenant’s permission, or (ii) any other reason whatsoever arising out of Tenant’s entry upon the Premises or Building.

(c) Provided that Tenant has delivered to Landlord the Letter of Credit, the Advance Rent, and evidence of the insurance required of Tenant hereunder, Landlord shall permit Tenant to have access to the Premises two (2) weeks prior to the Rent

Commencement Date for the sole purpose of performing, in accordance with the terms of the Lease (including, without limitation, Article 5 thereof), any work in the Premises other than Landlord’s Work which is not being done by Landlord’s contractor, including the installation of telephone and data cabling and wiring, furniture, equipment or other personal property of Tenant. Such access (i) shall be subject to all of the terms and conditions of this Lease, except that Tenant shall not be required to pay Rent with respect to the period of time prior to the Rent Commencement Date during which Tenant performs such work, and (ii) shall be granted on the express condition that neither Tenant nor Tenant’s agents, employees or contractors shall unreasonably interfere with Landlord’s contractors or cause a delay the completion of Landlord’s Work.

5. Substantial Completion. The term “Substantial Completion” means that Landlord has substantially completed Landlord’s Work, and that Landlord’s Work shall be deemed complete, notwithstanding the fact that minor details of construction, mechanical adjustments or decoration which do not materially interfere with Tenant’s use of the Premises remain to be performed the “Punch-List Items”). The Premises shall be deemed Substantially Complete even though certain other portions of the Building, which do not interfere with Tenant’s efficient conduct of its business, have not been fully completed, and even though Tenant’s furniture, furniture systems, telephones, telexes, telecopiers, photocopy machines, computers and other business machines or equipment have not been installed, the purchase and installation of which shall be Tenant’s sole responsibility. Subject to the correction by Landlord of the Punch-List Items, Tenant shall be obligated to accept the Premises at such time as the Premises are Substantially Complete. Within 20 days following the Commencement Date, Tenant shall provide Landlord with a written list of all defects, discrepancies and incomplete items of construction. Landlord agrees that, upon receipt of Tenant’s Punch-List Items, it shall diligently and in good faith, at its sole cost and expense and as expeditiously as practical (but in accordance with good construction practice) make all appropriate Tenant’s Punch-List Items repairs. In addition, Landlord shall make commercially reasonable efforts to obtain a customary one (1) year warranty on the Initial Installations from the Contractor. Landlord shall enforce such warranty in a commercially reasonable manner on Tenant’s behalf. Tenant shall afford Landlord access to the Premises for the purpose of completing Tenant’s Punch List Items and any warranty items.

6. Stairwell Work. In addition to performing Landlord’s Work, Landlord shall, at Landlord’s sole cost and expense and without application of Landlord’s Contribution, in-fill the exposed internal stairwell in the Premises (the “Stairwell Work”). Landlord shall make commercially reasonable efforts to complete the Stairwell Work by the Rent Commencement Date, but Landlord’s failure to complete the Stairwell Work shall not delay the date by which Landlord’s Work is deemed Substantially Complete or the Rent Commencement Date. If the Stairwell Work is not complete by the Rent Commencement Date, Landlord shall make commercially reasonable efforts to complete the Stairwell Work promptly thereafter.

7. Miscellaneous.

(a) Tenant agrees that, in connection with the Initial Installations and its use of the Premises prior to the Rent Commencement Date, Tenant shall have those duties and obligations with respect thereto that it has pursuant to the Lease during the Term, except the obligation for payment of Rent, and further agrees that, except where caused by Landlord’s negligence or willful misconduct, Landlord shall not be liable in any way for injury, loss, or damage which may occur to installations made in the Premises made by Tenant, or to any personal property placed therein, the same being at Tenant’s sole risk.

(b) Except as expressly set forth herein, Landlord has no other agreement with Tenant and Landlord has no other obligation to do any other work or pay any amounts with respect to the Premises. Any other work in the Premises which may be permitted by Landlord pursuant to the terms and conditions of the Lease shall be done at Tenant’s sole cost and expense and in accordance with the terms and conditions of the Lease.

(c) This Work Letter shall not be deemed applicable to any additional space added to the original Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions thereto in the event of a renewal or extension of the initial term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement thereto.

(d) The failure by Tenant to pay any monies due Landlord pursuant to this Work Letter within the time period herein stated shall be deemed a default under the terms of the Lease for which Landlord shall be entitled to exercise all remedies available to Landlord for nonpayment of Rent and Landlord, may, if it so elects, discontinue construction of the Initial Installations until all such sums are paid and Tenant has otherwise cured such default. All late payments shall bear interest pursuant to Section 16.6 of the Lease.

8. Tenant Delay. If Landlord shall be delayed in Substantially Completing the Initial Installations as a result of the occurrence of any of the following:

(a) Tenant’s failure to furnish information in accordance with this Work Letter or to respond to any request by Landlord for any approval or information within any time period prescribed, or if no time period is prescribed, then within two (2) Business Days of such request; or

(b) Tenant’s request for materials, finishes or installations that have long lead times after having first been informed by Landlord that such materials, finishes or installations will cause a Tenant Delay; or

(c) Changes to the Final Plans requested by Tenant; or

(d) The performance or nonperformance by a person or entity employed by on or behalf of Tenant in the completion of any work in the premises (all such work and such persons or entities being subject to prior approval of Landlord); or

(e) Any request by Tenant that Landlord delay the completion of any component of the Initial Installations; or

(f) Any default by Tenant in the performance of Tenant’s obligations under the Lease; or

(g) Tenant’s failure to pay any amounts as and when due under this Work Letter; or

(h) Any delay resulting from Tenant’s having taken possession of the Premises for any reason prior to substantial completion of Landlord’s Work; or

(i) Any other delay reasonably chargeable to Tenant, its agents, employees or independent contractors.

such delay shall constitute a “Tenant Delay.” If the date of Substantial Completion is delayed by reason of Tenant Delay, the Premises shall be deemed Substantially Completed for the purposes of determining the Rent Commencement Date as of the date that the Premises would have been Substantially Completed but for any such Tenant Delay. In addition, Tenant shall pay to Landlord a sum equal to any additional cost to Landlord in completing Landlord’s Work resulting from any Tenant Delay.

SCHEDULE 1 TO EXHIBIT C

SPACE PLANS

ADAMS STREET
N.I.C.
CHICAGO RIVER
WACKER DRIVE
N.I.C.

DURATA THERAPUTICS 10,329 RSF

17 JULY 12

25TH FLOOR

↑ NORTH

200 SOUTH WACKER

EXHIBIT D

CLEANING SPECIFICATIONS

GENERAL CLEANING

NIGHTLY

General Offices:

Empty all waste and recyclable receptacles and replace liners as required.

Sweep and/or dust mop all floor surfaces.

Vacuum clean all carpeted areas, moving light furniture when necessary.

Dust desks, chairs, tables and other office furniture.

Dust all ledges and other flat surfaces within reach.

Dust counters, file cabinets, desks and telephones, without disturbing any items or papers as well as furniture, office equipment, window sills, door ledges, chair rails and convector units within normal reach.

Damp wipe all glass furniture tops.

Remove finger marks and smudges from doors, door frames, and private entrance glass partitions.

Wash and clean all drinking fountains.

Clean sinks in tenant kitchen areas.

Common Area Lavatories (exclusive of Tenant’s private restrooms, if any):

Sweep and wash all floors, using proper disinfectants.

Wash and polish all mirrors, shelves, bright work and enameled surfaces.

Wash and disinfect all basins, bowls and urinals.

Wash all toilet seats.

Hand dust and clean all partitions, tile walls, dispensers and receptacles in lavatories and restrooms.

Empty paper receptacles, fill receptacles and remove wastepaper.

Fill toilet tissue holders.

Empty and clean sanitary disposal receptacles.

D-1

WEEKLY

General Offices

Vacuum all carpeting and rugs.

Dust high partition ledges and moldings.

Common Area Lavatories (exclusive of Tenant’s private restrooms, if any):

Machine scrub ceramic flooring with germicidal detergent solution.

Dust and clean all air return vents.

Hand wash and polish all wall tiles and stall surfaces.

Dust light lenses.

MONTHLY

General Offices

Clean door kick plates and thresholds.

High dust all vertical surfaces such as partitions, walls, doors, blinds and wall hangings.

Dust or vacuum air grills.

Spot clean carpets.

Common Area Lavatories (exclusive of Tenant’s private restrooms, if any):

Wash all partitions, tiled walls, doorframes and other surfaces with disinfectant.

Wash all restroom partitions, both sides.

High dusting.

Damp clean diffuser outlets

D-2

EXHIBIT E

RULES AND REGULATIONS

1. Nothing shall be attached to the outside walls of the Building. Other than Building standard blinds, no curtains, blinds, shades, screens or other obstructions shall be attached to or hung in or used in connection with any exterior window or entry door of the Premises, without the prior consent of Landlord.

2. No sign, advertisement, notice or other lettering visible from the exterior of the Premises shall be exhibited, inscribed, painted or affixed to any part of the Premises without the prior written consent of Landlord. All lettering on doors shall be inscribed, painted or affixed in a size, color and style acceptable to Landlord.

3. The grills, louvers, skylights, windows and doors that reflect or admit light and/or air into the Premises or Common Areas shall not be covered or obstructed by Tenant, nor shall any articles be placed on the window sills, radiators or convectors.

4. Landlord shall have the right to prohibit any advertising by any Tenant which, in Landlord’s opinion, tends to impair the reputation of the Building, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising,

5. The Common Areas shall not be obstructed or encumbered by any Tenant or used for any purposes other than ingress of egress to and from the Premises and for delivery of merchandise and equipment in a prompt and efficient manner, using elevators and passageways designated for such delivery by Landlord.

6. Except in those areas designated by Tenant as “security areas,” all locks or bolts of any kind shall be operable by the Building’s Master Key. No locks shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made in locks or the mechanism thereof which shall make such locks inoperable by the Building’s Master Key. Tenant shall, upon the termination of its Lease, deliver to Landlord all keys of stores, offices and lavatories, either furnished to or otherwise procured by Tenant and in the event of the loss of any keys furnished by Landlord, Tenant shall pay to Landlord the cost thereof.

7. Tenant shall keep the entrance door to the Premises closed at all times.

8. All movement in or out of any freight, furniture, boxes, crates or any other large object or matter of any description must take place during such times and in such elevators as Landlord may prescribe. Landlord reserves the right to inspect all articles to be brought into the Building and to exclude from the Building all articles which violate any of these Rules and Regulations or the Lease. Landlord may require that any person leaving the public areas of the Building with any article to submit a pass, signed by an authorized person, listing each article being removed, but the establishment and enforcement of such requirement shall not impose any responsibility on Landlord for the protection of any Tenant against the removal of property from the Premises.

9. All hand trucks shall be equipped with rubber tires, side guards and such other safeguards as Landlord may require.

10. No Tenant Party shall be permitted to have access to the Building’s roof, mechanical, electrical or telephone rooms without permission from Landlord.

11. Tenant shall not permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors, vibrations or interfere in any way with other tenants or those having business therein.

12. Tenant shall not employ any person or persons other than the janitor of Landlord for the purpose of cleaning the Premises, unless otherwise agreed to by Landlord. Tenant shall not cause any unnecessary labor by reason of such Tenant’s carelessness or indifference in the preservation of good order and cleanliness.

13. Tenant shall store all its trash and recyclables within its Premises. No material shall be disposed of which may result in a violation of any Requirement. All refuse disposal shall be made only though entry ways and elevators provided for such purposes and at such times as Landlord shall designate. Tenant shall use the Building’s hauler.

14. Tenant shall not deface any part of the Building. No boring, cutting or stringing of wires shall be permitted, except with prior consent of Landlord, and as Landlord may direct.

15. The water and wash closets, electrical closets, mechanical rooms, fire stairs and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed and no sweepings, rubbish, rags, acids or other substances shall be deposited therein. All damages resulting from any misuse of the fixtures shall be borne by Tenant where a Tenant Party caused the same.

16. Tenant, before closing and leaving the Premises at any time, shall see that all lights, water faucets, etc. are turned off. All entrance doors in the Premises shall be kept locked by Tenant when the Premises are not in use.

17. No bicycles, in-line roller skates, vehicles or animals of any kind (except for seeing eye dogs) shall be brought into or kept by any Tenant in or about the Premises or the Building.

18. Canvassing or soliciting in the Building is prohibited.

19. Employees of Landlord or Landlord’s Agent shall not perform any work or do anything outside of the regular duties, unless under special instructions from the office of Landlord or in response to any emergency condition.

20. Tenant is responsible for the delivery and pick up of all mail from the United States Post Office.

21. Landlord reserves the right to exclude from the Building during other than Ordinary Business Hours all persons who do not present a valid Building pass. Tenant shall be responsible for all persons for whom a pass shall be issued at the request of Tenant and shall be liable to Landlord for all acts of such persons.

22. Landlord shall not be responsible to Tenant or to any other person for the non-observance or violation of these Rules and Regulations by any other tenant or other person. Tenant shall be deemed to have read Rules and Regulations and to have agreed to abide by them as a condition to its occupancy of the Premises.

EXHIBIT F

FORM OF LETTER OF CREDIT

BANK OF AMERICA - CONFIDENTIAL	PAGE: 1

DATE:

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER:

ISSUING BANK

BANK OF AMERICA, N.A.
ONE FLEET WAY
PA6-580-02-30
SCRANTON, PA 18507-1999

BENEFICIARY	APPLICANT

200 S. WACKER PROPERTY OWNER, L.L.C.	DURATA THERAPEUTICS, INC.
C/O PEARLMARK REAL ESTATE PARTNERS	89 HEADQUARTERS PLAZA NORTH
200 WEST MADISON STREET, SUIT 3200	14TH FLOOR
CHICAGO ILLINOIS 60606	MORRISTOWN, NJ 07960

ATTN: TIM MCCHESNEY

AMOUNT

NOT EXCEEDING USD 500,000.00

NOT EXCEEDING FIVE HUNDRED THOUSAND AND 00/100’S US DOLLARS

EXPIRATION

JUNE 22, 2013 AT OUR COUNTERS

WE HEREBY ISSUE IN YOUR FAVOR OUR IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER (THE “CREDIT”) WHICH IS AVAILABLE BY YOUR DRAFT(S) DRAWN ON US AT SIGHT ACCOMPANIED BY THE FOLLOWING DOCUMENT(S):

A SWORN AND NOTARISED STATEMENT DULY SIGNED BY AN AUTHORIZED REPRESENTATIVE OF BENEFICIARY STATING:

“THE UNDERSIGNED IS ENTITLED TO DRAW UPON THIS CREDIT IN ACCORDANCE WITH THE TERMS OF THAT CERTAIN LEASE DATED                     , AS AMENDED, BY AND BETWEEN 200 S. WACKER PROPERTY OWNER, L.L.C. AND DURATA THERAPEUTICS, INC., FOR CERTAIN SPACE IN THE BUILDING LOCATED AT 200 SOUTH WACKER DRIVE, CHICAGO, ILLINOIS.”

PARTIAL DRAWING SHALL BE PERMITTED.

IF A DRAWING IN RESPECT OF PAYMENT IS MADE BY YOU HEREUNDER AT OR PRIOR TO 10:00 AM (SCRANTON, PA TIME) ON A BUSINESS DAY (DEFINED BELOW), AND PROVIDED THAT SUCH DRAWING AND THE STATEMENT PRESENTED IN CONNECTION HEREWITH CONFORM TO THE TERMS AND CONDITIONS HEREOF, PAYMENT SHALL BE MADE TO YOU OF THE AMOUNT SPECIFIED, IN IMMEDIATELY AVAILABLE FUNDS, BY 5:00 PM ON THE NEXT BUSINESS DAY. IF A DRAWING IN

F-1

BANK OF AMERICA - CONFIDENTIAL	PAGE: 2

THIS IS AN INTEGRAL PART OF LETTER OF CREDIT NUMBER:

RESPECT OF PAYMENT IS MADE BY YOU HEREUNDER AFTER 10:00 AM (SCRANTON, PA TIME) ON A BUSINESS DAY, AND PROVIDED THAT SUCH DRAWING AND THE STATEMENT PRESENTED IN CONNECTION HEREWITH CONFORM TO THE TERMS AND CONDITIONS HEREOF, PAYMENT SHALL BE MADE TO YOU OF THE AMOUNT SPECIFIED, IN IMMEDIATELY AVAILABLE FUNDS, BY 5:00PM ON THE SECOND BUSINESS DAY THEREAFTER. PAYMENT UNDER THIS CREDIT WILL BE MADE BY DEPOSIT OF IMMEDIATELY AVAILABLE FUNDS INTO A DESIGNATED ACCOUNT THAT YOU MAINTAIN WITH THE BANK OR BY WIRE TRANSFER DIRECTLY TO AN ACCOUNT DESIGNATED BY BENEFICIARY. AS USED HEREIN, “BUSINESS DAY” SHALL MEAN ANY DAY OTHER THAN SATURDAY, SUNDAY, OR A DAY IN WHICH BANKING INSTITUTIONS IN THE JURISDICTION IN WHICH THE BANK IS LOCATED ARE AUTHORIZED OR REQUIRED BY LAW TO CLOSE.

THIS LETTER OF CREDIT IS TRANSFERABLE IN FULL AND NOT IN PART. ANY TRANSFER MADE HEREUNDER MUST CONFORM STRICTLY TO THE TERMS HEREOF AND TO THE CONDITIONS OF RULE 6 OF THE INTERNATIONAL STANDBY PRACTICES (ISP98) FIXED BY THE INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 590.

SHOULD YOU WISH TO EFFECT A TRANSFER UNDER THIS CREDIT, SUCH TRANSFER WILL BE SUBJECT TO THE RETURN TO US OF THE ORIGINAL CREDIT INSTRUMENT, ACCOMPANIED BY OUR FORM OF TRANSFER, PROPERLY COMPLETED AND SIGNED BY AN AUTHORIZED SIGNATORY OF YOUR FIRM, BEARING YOUR BANKERS STAMP AND SIGNATURE AUTHENTICATION, AND SUBJECT TO YOUR PAYMENT OF OUR CUSTOMARY TRANSFER CHARGES, SUCH TRANSFER FORM IS AVAILABLE UPON REQUEST.

IT IS A CONDITION OF THIS LETTER OF CREDIT THAT IT IS DEEMED TO BE AUTOMATICALLY EXTENDED WITHOUT AMENDMENT FOR PERIOD(S) OF ONE YEAR EACH FROM THE CURRENT EXPIRY DATE HEREOF, OR ANY FUTURE EXPIRATION DATE, UNLESS AT LEAST THIRTY (30) DAYS PRIOR TO ANY EXPIRATION DATE. WE NOTIFY YOU BY REGISTERED MAIL, RETURN RECEIPT REQUIRED, OR OVERNIGHT COURIER AT THE ABOVE LISTED ADDRESS THAT WE ELECT NOT TO CONSIDER THIS LETTER OF CREDIT EXTENDED FOR ANY SUCH ADDITIONAL PERIOD. BENEFICIARY SHALL HAVE THE RIGHT TO CHANGE ITS NOTICE ADDRESS FROM TIME TO TIME BY DELIVERING WRITTEN NOTICE THEREOF FOR THE UNDERSIGNED. DURING SAID THIRTY (30) DAY NOTICE PERIOD. THIS CREDIT SHALL REMAIN IN FULL FORCE AND EFFECT AND BENEFICIARY MAY DRAW UP TO THE FULL AMOUNT OF THE SUM WHEN ACCOMPANIED BY A STATEMENT DESCRIBED IN THE SECOND PARAGRAPH OF THIS CREDIT.

EACH DRAFT DRAWN UNDER THIS CREDIT MUST STATE, “DRAWN UNDER BANK OF AMERICA N.A., STANDBY LETTER OF CREDIT NO.              DATED             .”

DRAFT(S) AND DOCUMENTS SHALL BE PRESENTED AT OUR OFFICES AT BANK OF AMERICA, ONE FLEET WAY, SCRANTON, PA 18507-1999, ATTN: GLOBAL TRADE OPERATIONS. STANDBY UNIT OR BY FACSIMILE TO 800-755-8743, (ALL FACSIMILE PRESENTATIONS MUST BE FOLLOWED BY A TELEPHONE CALL TO 800-370-7519 TO CONFIRM RECEIPT).

F-2

BANK OF AMERICA - CONFIDENTIAL	PAGE: 3

THIS IS AN INTEGRAL PART OF LETTER OF CREDIT NUMBER:

WE HEREBY AGREE WITH YOU THAT DRAFT(S) DRAWN UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS LETTER OF CREDIT SHALL BE DULY HONORED UPON DUE PRESENTATION TO US.

THIS CREDIT SETS FORTH IN FULL OUR UNDERTAKING AND SUCH UNDERTAKING SHALL NOT IN ANY WAY BE MODIFIED OR AMPLIFIED BY REFERENCE TO ANY DOCUMENTS, INSTRUMENTS OR AGREEMENTS REFERRED TO HEREIN, OR IN WHICH THIS CREDIT IS REFERRED TO OR TO WHICH THIS CREDIT RELATES AND ANY SUCH DOCUMENTS, INSTRUMENTS OR AGREEMENTS.

THIS LETTER OF CREDIT IS SUBJECT TO THE INTERNATIONAL STANDBY PRACTICES (ISP98), THE INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 590.

IF YOU REQUIRE ANY ASSISTANCE OR HAVE ANY QUESTIONS REGARDING THIS TRANSACTION, PLEASE CALL 1-800-370-7519 OPT 1.

DRAFT APPROVED

Applicant
AUTHORIZED SIGNATURE

Date:

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